Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Duke Realty Corporation New York Investor Forum

Event Date/Time: Dec. 08. 2006 / 9:00AM ET

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CORPORATE PARTICIPANTS

 Denny Oklak

 Duke Realty Corporation - Chairman and CEO

 Shona Bedwell

 Duke Realty Corporation - Assistant VP, Investor Relations

 Matt Cohoat

 Duke Realty Corporation - EVP and CFO

 Chris Seger

 Duke Realty Corporation - EVP, National Group

 Kevin Rogus

 Duke Realty Corporation - EVP, West Region

 Bob Chapman

 Duke Realty Corporation - SVP, Real Estate Operations

 Sam O’Briant

 Duke Realty Corporation - Regional SVP, Southeast Region

 Steve Kennedy

 Duke Realty Corporation - EVP, Construction

 Jim Connor

 Duke Realty Corporation - EVP, Central Region

 Don Hunter

 Duke Realty Corporation - EVP, Mid-East region

 PRESENTATION

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Okay, let’s go ahead and get started. Good morning, everyone, and thank you all for attending today on this nice, brisk New York morning.

Again, welcome, everybody, and for those of you who don’t know me, which I don’t think there’s very many, I’m Denny Oklak, Chairman and CEO of Duke Realty, and before we get started, I’m going to introduce Shona Bedwell in our investor relations group, and she’s going to provide you all with a little bit of information here.

 Shona Bedwell  - Duke Realty Corporation - Assistant VP, INVESTOR RELATIONS

 Thanks, Denny, and thank you all for coming today. Before we begin, let me remind you that statements today we make are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of those risk factors include our continuing qualification as a REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rate, accessibility of the debt and equity capital markets and also other risks inherent in the real estate business.

For more information about those risk factors, we would refer you to our 8-K that we have on file with the SEC, dated March 6, 2006, and with that we’ll get started.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Thank you, Shona, appreciate that. Well, I’d like to start our there today with a few introductions of the Duke folks that are here with me today. We have Bob Chapman, head of our real estate operations, Matt Cohoat, Chief Financial Officer, Steve Kennedy, head of Duke construction, Jim Connor of our central region, Don Hunter in our Mid-East region, Kevin Rogus in the West region, Sam O’Briant in the Southeast, Christ Seger, head of our national development group. Those folks will all be presenting today, and also with us here today from other members of our executive committee are Howard Feinsand, our General Counsel, Denise Dank, head of our human resource group and Paul Quinn, our Chief Information Officer and also with us today is Ken Turchi, head of our marketing group. So we’ve got a full crew here for you today.

So, I’d just like to say first of all that we’re very pleased to be here with you today at the New York Stock Exchange. We chose this location because 2006 is the 20th anniversary of Duke Realty’s listing on the NYSE. We began our public company status in 1986 with our $40 million initial public offering back of February of 1986 and a few of you in this room do remember that.

Then in 1993, we combined that public company with the still-privately owned Duke Associates and we raised another 312 million in a public offering, and then I’m very proud to say that as of the close of business yesterday we had a total market capitalization of over $11 billion.

So we’ve come a long way in the last 20 years, thanks to the hard work and dedication of our predecessors, many of whom you know. Obviously, the people in this room and the other nearly 1,200 Duke associates, and we do thank you for your support for all of those years.

And now let’s turn the discussion to the future of Duke Realty. First of all, I’d like to review the agenda for today. I’ll start out with a review of our strategic objectives and some of our 2006 accomplishments. We’ll have a new business update. Matt, Chris and Kevin will talk about some of the things and some of the exciting announcements that we’ve had this week.

And then after a break, Bob Chapman will lead two panel discussions, first of all, on development, with Steve, Sam and Chris participating, the second on our existing markets, with Jim, Don and Sam sharing their insights.

And then I’ll conclude our presentation with a summary of where we’re headed for 2007 and beyond. And we’ll have a question and answer period before we break for lunch, and I’m very pleased to say that we have Dr. Peter Linneman as a luncheon speaker from the Wharton School of Business at the University of Pennsylvania today.

Now I’d like to begin our presentation with a review of our strategic objectives. Last year at this conference, we laid out a plan to drive our growth in FFO. The key points of that strategy are as follows. We have a focus on full-service development. The development process is clearly the area where we were able to drive and create the most value, as we will show you later in this presentation. Our core strategy is to continue to find new and profitable ways to increase our ability to develop.

A cornerstone of our ability to grow that development pipeline is product and geographic diversification. Our traditional product type strengths were in the suburban office and industrial product types. Over the last two years, we’ve diversified our product type by expanding into the medical office and healthcare arena with our Bremner Healthcare Real Estate joint venture, and as we announced this week, we’ve now agreed to acquire the Bremner Company in order to accelerate the growth in the healthcare arena. Chris will discuss this in more detail a little bit later.

We’ve also expanded our ongoing retail development with our joint venture with the Anderson Company out of Cincinnati for lifestyle center development. Today, those two product types account for over 30% of our 2006 development pipeline.

We’re also using geographic expansion to fuel our development growth. As you know, two years ago, we formed a national development group to do build to suits with our national customers outside of the existing markets that we operate in. We’ve had great success in that area with over 10% of our 2006 development starts coming from our national group.

And we’ve expanded to new geographic markets to drive this development growth. I’ll give you an update on these as we progress through today. And, finally, we continue to use strategic joint ventures to expand. As I’ve mentioned, the Bremner Healthcare and Anderson retail joint ventures.

We have also formed some joint ventures to increase the strategic use of our land. We formed a venture in Indianapolis with Browning Investments to own industrial land. We have a venture with Columbus Regional Airport Authority in Columbus, Ohio, on some industrial ground.

And this week we announced a joint venture with Eaton Vance on the northern Virginia portfolio. Matt will fill you in on the details of that a little bit later, but I am pleased to say that Bill Cross, head of Real Estate Investment for Eaton Vance is here with us today. Thank you for coming, Bill. I’ve had the pleasure of getting to know Bill over the last few months and really looking forward to a long and prosperous partnership with Bill and Eaton Vance. And I really want to thank Bill for his confidence in Duke and for his confidence in our portfolio and our operating team in the DC area.

The drivers of this growth strategy include key land positions in all of our markets, which we’ll discuss later, our local market focus. We currently operate in 18 cities, with full-service offices in each of those cities. Our vertical integration of development, construction, leasing, property management and maintenance allows us to fully serve our customers. Outside of the 18 cities where we have operations, we have a national group that — we have a national scope through our national development group.

We have a deep and experienced management team. The group you have here with you today has an average of over 17 years of real estate experience and a tenure with Duke of over 11 years. I’m pleased to say also that this week I also celebrated my 20th anniversary with Duke, starting in 1986, as did Steve Kennedy earlier this year, and Kevin has us all beat. He’s been with Duke for about 21 years.

We’ve got a strong balance sheet, with our BAA1, BBB-plus ratings, and all of these items combine to help us drive FFO per share growth. Now let me talk a little bit about our 2006 goals and accomplishments.

When we talked to you last year at this conference, we said we had four main goals for 2006, to continue to increase our development pipeline, to expand into new geographic markets, to make opportunistic use of the joint ventures and funds and to actively manage our balance sheet.

In 2005, we set an all-time record for new development starts at Duke, with 740 million. Our goal for 2006 was to be over 800 million. I’m very pleased to say that as of today we believe that our total development starts for 2006 will be in excess of $1.1 billion. If you look at the chart we have up right now, it shows the breakdown of that development. As you can see, from a product type perspective, 36% suburban office, 32% bulk industrial, 21% retail and just under 10% in the healthcare arena.

That development is split 472 million in our held for rental portfolio, which we think will have a stabilized yield of 9.3%, and our held for sale portfolio of 655 million. Much of that portfolio will be used to fund new funds and joint ventures.

We’ve expanded into new markets. We’ll get into these in more detail later, but in February we closed on the acquisition of the Mark Winkler Company in the metro Washington, DC area. Also, back in January, we acquired the 5.1 million square foot bulk industrial portfolio at the Port of Savannah. We hired David Hudson in January to open our Houston office and now have several great things underway there.

Earlier this year, Kevin Rogus transferred out to Phoenix to start our Western expansion and then also in January of this year we acquired the shuttered GM plant at the Port of Baltimore for future development, which we’ll get into. Wanted to make opportunistic use of joint ventures and funds. We’ve completed several joint ventures — the Washington, DC, portfolio with Eaton Vance that I mentioned, industrial joint venture at Rickenbacker in Columbus, the AllPoints joint venture in Indianapolis.

Between the two of those, we can develop at each of those approximately 20 million square feet of bulk industrial. And then we have two lifestyle center projects that we’ve started in 2006 with the Anderson joint venture, one down out our Pembroke site in south Florida and another in Scranton, Pennsylvania.

And then, finally, we wanted to actively manage the balance sheet. After the completion of the flex sale in late 2005, we began repurchasing some shares of our stock. We concluded that in early 2006, and we repurchased over 300 million shares of our stock at an average price of $33 a share.

We’ve increased our line of credit from 500 million to a billion, and we’ve lowered the rate. It’s now LIBOR plus 52.5 basis points. We have increased our leverage moderately from 43.6% in 2005 to 54.1% in 2006, while again maintaining our investment grade ratings. We recently completed and executed the convertible debt transaction, which we think is a great transaction for us, a 3.75% coupon rate and a conversion premium of 40% and with some of those proceeds we repurchased an additional $89 million of our stock. And, overall, we completed nearly $3 billion in capital transactions while maintaining investment-grade ratings of BAA1 and BBB-plus.

So we’ve had a great success on executing all of the goals we had, and as you’ve seen through our operations and the guidance that we provided to you, all of these strategic efforts are really leading to our ultimate goal of driving growth in our FFO per share.

Now, with that, I’m going to turn it more to the group to give us an update on the new business and Matt’s going to start us out with a discussion of the Eaton Vance joint venture.

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 Welcome, everyone. Personally, I’ve made a lot of development in the last couple of years. For those of you that were at our investor conference two years ago, Denny, he’s been 20 years, I’ve been here 16 years, but he forgot my name. He left me out. This year, he remembered me, just called me Pat. So I’m making a lot of headway, and I’m figuring in five years, he’ll know who I am and we’ll be doing a great job together. So I’m looking forward to it, got a lot of growth opportunity.

I want to welcome you all and we’re going to talk a little bit about some of the new business that we’ve been able to accomplish this year. As Denny mentioned, one of our primary strategic goals this year was to increase the amount of business we’re doing through joint ventures and through funds and we’re very successful and added a significant amount of joint venture business this year.

The most significant is what we were able to do with the assets we acquired in Washington, DC, with Eaton Vance. And I wanted to echo what Denny said and thank Bill and his team and the team at Eaton Vance for the confidence they’ve placed in us, and we look forward to a very long and prosperous relationship.

The assets that we contribute were all of the existing assets that we acquired from the Mark Winkler Company early this year, excluding one building which was an industrial building leased to United Airlines. United Airlines has given us notice that they’re going to vacate the building, so we retained that building in order to do a redevelopment of that project and following the completion of that redevelopment hopefully we’ll have the ability to add that to the venture.

The assets that we contributed were valued at $680 million. Our goal all along was to have a partner and to have that partner share in our original acquisition price, and that’s what we accomplished. We have a partner that came in at the same basis that we paid for the properties. Part of the purchase price of the assumption of $142.5 million of debt at an average interest rate of 6.5%. The rest is cash initially.

This does not include buildings that are currently under development. We have started two separate buildings, one at Westfields, which we’ll talk about the submarkets and one at TransDulles. The two buildings total $27 million and they’re at about a 7.8% stabilized cap rate.

The joint venture structure, Eaton Vance has 70% of the equity, Duke Realty has 30% of the equity. It’s a 20-year term. Most important and indicative of the term is that this is a long-term relationship with two partners that are very much strategically and operationally aligned and we feel very fortunate and really are looking forward to this relationship going forward. Duke will receive market rate property management, leasing and asset management fees, tenant finish fees as we move forward and we operate the properties. And the venture will be about 65 to 70% leverage. We are also pleased that the joint venture was able to, two days ago, lock approximately 334 million of secured debt at a 5.39% interest rate.

This is a 10-year financing and we’ll probably close that in June — I’m sorry, in January of ‘07. When we had the acquisition earlier this year, we acquired 166 acres of undeveloped ground. Duke retained the control of that acreage and the control of the development. As we initiate and then complete development, the joint venture has the right of first offer to acquire those development assets at a slight discount to the appraised value. The impact on FFO for 2007, it’s neutral. Basically, the rental income loss is offset by the increase in fees that we’ll have for 2007, but as we redeploy the approximately $615 million of capital that we bring out of this joint venture arrangement, we would see that in future years there’s about an $0.08 to $0.10 accretion as we deploy those assets in new developments, as we continue to develop in the 9 to 9.5% range that we have enjoyed the last couple of years.

Overall — some of you were able to join us in September. We had a tour in Washington, DC, but we wanted to just give a brief overview of the portfolio and a review for some of you. We acquired 32 suburban office and light industrial buildings. There was 18 office and 14 light industrial. It’s 2.9 million square feet.

It’s a very, very high-quality portfolio, well located. The average age of the portfolio is only seven years. The portfolio is over 97% leased, and that’s increasing every day. You can imagine increasing from 97 towards 100, but it is, and we acquired 166 acres that I mentioned earlier, where we can develop 3.7 million square feet, which is nearly $1 billion of value, which is more than the initial acquisition, so there’s a lot of room for growth.

The properties are located in the DC area. Mark Center is just outside the District. It’s about 10 minutes from the center of the District, and that’s suburban office assets. The Westfields is out in Chantilly, just south of Dulles Airport, and that’s suburban office as well.

And then TransDulles Center is the industrial park, and that’s just north of the Dulles Airport. The portfolio has approximately 800,000 square feet at Westfields, 800,000 square feet at TransDulles and about 1.3 million square feet at Mark Center. It’s about, on an economic rental income basis, 85% suburban office and 15% light industrial.

We have top-notch occupancies at this portfolio. The industrial is 100% leased at TransDulles and the office portfolio is over 95% leased, virtually 100 at Westfields. At September 30th, it was 91% at Mark Center. Today, it’s 93% at Mark Center and more to come.

Our future development opportunities, 1.6 million square feet of suburban office at Westfields, 1.5 million square feet at Mark Center and 600,000 square feet at TransDulles, and, again, the total is over $1 billion to be able to add to the investment position and market share we have in the DC area.

Here’s an aerial of the Mark Center development. If you look at this at the top, in the very, very distant, you an see the Washington Monument. Again, it’s just outside the District and Alexandria. It’s located right along 395. The southern end of the aerial, about two-thirds of it is of green space, is actually a nature preserve that is not developable, but we control most of the rest of the green space and, in particular, we control what’s the best site in Alexandria for suburban office development, where we can put in about 1 million feet just below the 4825 building, right along 395.

Here’s an example of two of the buildings at Mark Center. The buildings at Mark Center are four to 10 to 12-story buildings, very, very high, institutional-grade property, great finishes, good tenant base, good amenities throughout the park and, again, it’s very well located.

Westfields, up at Chantilly, again, it’s about 800,000 square feet. The focal point of the park overall is the National Reconnaissance Center, the NRO, down at the lower end of the aerial pictures here. The tenants, many of them are contractors that want to be near NRO. That creates a tremendous demand in the park to be there. We have developed — we have title here of a TASC campus. It’s a division of Northrup Grumman. It’s a repeat customer, built three buildings, four buildings, and hopefully more to come there. We continue to expand that relationship. Our primary land position is parcel 35, which is right next to the NRO and gives us good opportunity to help them expand over time. And we have started single-story office to meet our market demand up at the top end of the Northridge-Westfields site.

Again, here’s an example of the buildings out at Westfields. This is one of the TASC for Northrup Grumman properties, and, as you can see, it’s high institutional-grade quality.

Lastly, at TransDulles, just directly north of the airport, we have 800,000 feet. You can see it laid out here. It’s light industrial. The average size of the properties are 60,000, 70,000 square feet. The office buildout within these properties is around 20, 25%, so it is light industrial. There’s 80% in the buildings that’s for distribution space. Clear heights in the buildings are 24 feet, 22 to 24 feet. So it is not the property type that we sold, but really good distribution light industrial property.

And we have started about 100,000 square foot building on our site that’s 22714 Glenn Drive, have good activity, will put that into service early next year. And then we’ll complete the development of parcel 20, which is next to the redevelopment that we’ll do for the United Airlines property. Excuse me. Here’s an example, again, of that light industrial property that we have at the park.

So this has been a great transaction for us from an acquisition standpoint, even a better transaction for us as we’ve been able to form a long-term relationship with Eaton Vance that we’re pleased to have and we’ll continue to grow. High-grade property and, most importantly, what we overall in the transaction — what we were able to pull together was we, through the acquisition early in the early is we got the best operating team as Peter Scholz and Battista Orcino came over, as well as about 90 associates from the Mark Winkler Company and are now Duke Associates, and they’re leading the team, tremendous experience in the market and so we’re really poised with our capital structure, with the property, with the land development and our team to increase our expansion throughout the Mid-Atlantic and dominant, if you will, in the DC market.

And, with that, I’ll turn it over to Chris.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Thank you, Matt. I’ll never forget who you are, because you’re the guy that signs my paychecks every other week, so you don’t have to worry about that. Good morning, everyone.

At this conference two years ago, I introduced Duke’s plans to entire into the healthcare business. At that time, if you recall, I talked about how we were going to leverage our core strength as a developer to enter this business, and I also announced our strategic acquisition — or, excuse me, our strategic joint venture — with Bremner Healthcare as a way to enter into this business. Fast forward to today, two years later, business is brisk, the outlook is great and we are increasing our commitment in this business with our recent announcement to acquire Bremner Healthcare.

As I mentioned, we’re very optimistic about the future for this business and I’m going to add a little bit more color when I conclude my remarks about some specific development volumes we expect to get over the next couple of years. So, with that, let’s talk about what’s going on in the healthcare market, the comments being growth in the overall healthcare industry and growth as a common theme in the healthcare real estate development.

These are some of the key driving forces that we’ve talked about at this conference over the past couple of years, and they continue to hold true. Demographics is having a huge impact — 83 million baby boomers continue to grow so much into the demand on the medical office side, both in the sheer number of boomers that are needing more healthcare services, but also in the way they react and act. As IBM dubbed it, it truly is an on-demand world.

This group of people are demanding of the services. No longer do they want to spend the night in the hospital if they don’t have to and to get healthcare services, they want to go to a new facility that’s close to their homes. It’s impacting the real estate side.

It’s hard to believe, but most of the healthcare and hospitals in the United States were built in the 1945 to 1965 timeframe. These buildings are old, they’re tired. They need to be expanded and, guess what? That’s happening. The Wall Street Journal came out with an article in October that announced that healthcare construction spending has increased 13% year-over-year and now it’s over $43 billion a year. There’s a lot going on.

And, finally, technology is impacting this business in a couple of ways. First of all, the new patient technology that’s out there is allowing so many procedures to be done now on an outpatient basis. These outpatient services are done in medical office buildings, fueling the growth.

The other thing that technology is doing is it’s putting capital pressures on hospitals. This new patient technology is expensive. Hospitals are getting better returns investing in technology than they are in the real estate. They’re putting their money first into technology and then they’re looking to alternative sources for capital to fund the real estate growth, which is a good thing for us, because they now are leasing properties.

So there’s a lot of growth going on in the market. What are we focused on? On the product side, we continue to be mainly focused on medical office buildings, and specifically medical office buildings with hospital-grade uses, hospital-grade uses being surgery centers, diagnostic centers, imaging centers, oncology, cath labs. Those are the types of uses that we seek.

Why do we do that? It’s a couple of reasons. One, when these hospital-grade uses are put in buildings, the hospitals are the ones that lease it, who get really good credit. They put a substantial investment into the building, so they sign long-term leases. The other thing it does is it really helps us with our physician recruitment. Physicians want to be by these hospital-grade uses in the MOBs, so that’s positive. And the other thing it does is it plays into our strength as a healthcare specialist developer. Not a lot of people can build a linear accelerator for cancer treatment. We can, we’ve done it, and we’re very good at it.

The other thing we’re focused on are specialty hospitals. What’s a specialty hospital? In essence, it’s a mini-hospital, formed by very large and powerful physician practice groups that they go out and they’re specialized in [inaudible] and orthopedics, or cardiology, or oncology. And they go out and set up a facility that acts a lot like a hospital. It provides those services and we even have overnight stays in it.

Well, this industry picked up some momentum a couple of years ago when hospitals lobbied Congress to put a moratorium on this business, Congress did for a period of time. That moratorium was lifted this year, and now all these decisions are being put down to the state level, so it’s expected that there’s going to be some nice growth in the number of specialty hospitals done over the next couple of years. The Wall Street Journal had an article that came out about a week or two ago that talked about this industry and they’re predicting at least 30 specialty hospitals to be built in the United States in 2007.

The neat thing is that prior to the moratorium, Bremner developed two of the 10 specialty hospitals in the United States that were done, so we have some expertise in this area. We’re looking at this area as a way for some potential growth. And then other things interesting to note on this is that while these are oftentimes started by the large physician groups, the hospitals most of the time end up partnering with the doctor groups and bringing their capital play, so it’s not purely a play just with a group of doctors. The hospitals typically get involved, as well.

And we also continue to focus on long-term acute care, or LTAC, and rehabilitation facilities. Let’s talk about what our client focus is. We’re focused on hospitals and hospital systems, and mostly the ones that operate on a not-for-profit basis.

We also target for-profit operators, the people that do the specialty hospitals and most of the people that do the long-term acute care and rehab are for-profit operators. But the other area that’s picking up a lot of momentum are the university medical centers. The universities are really catching onto the overall healthcare growth story and just some recent things that’s happened in our world is through our local relationships in Raleigh,

Duke University has selected Duke Realty to be the healthcare developer there. The same thing happened at Ohio State through our local relationships in Columbus, Ohio.

Our healthcare group got involved with Ohio State University and we’re going to be working for them. We do work for Vanderbilt and we’re getting close to being selected, we hope, down in University of Miami, with some relationships from our south Florida office, so there’s a lot of synergy here with these university medical centers.

This is just a representative of some of the logos of the folks that we do business with and we’re certainly proud of who we do business with. In the upper right, Ascension Health, which is the largest not-for-profit hospital system in the country. You see a couple university centers, Florida Hospital, Atlantic Health, it’s outside of New York here, we’ve got some buildings — or a building going up, and we’re very proud of this client base. And when you put this in front of a potential customer, it really says a lot about our organization and the ability for us to take care of some pretty demanding clients.

A couple pictures of some representative projects that we’ve done. If you recall — you probably won’t recall, but if you were to recall the slides I’ve put up over the past two years, one of the big themes that’s changed is the size of these facilities. They used to be 40,000, 60,000 feet. We now don’t see really anything under 100,000 square feet, so these buildings are getting larger.

The other thing that’s the same about all these buildings here, these three here, is they all have hospital-grade uses, like I mentioned, on the first floor. They all are, when we break ground, about 50 to 75% pre-leased, so we’re not coming in and doing speculative development. These are all substantially pre-leased buildings where we come in and then recruit physicians who lease up the balance. These two projects here, Middle Tennessee and St. Mary’s Heart Institute, are an example of some relationship repeat business. Both of those facilities are part of the Ascension Healthcare Network. As I mentioned, that’s the largest not-for-profit system in the US.

We were able to get into those opportunities via some transactions we’ve done in Indianapolis with St. Vincent. It was also part of the Ascension network. So it’s really neat and powerful when you do a good job for a client and they’re asking you to do business throughout the United States. And then, finally, this Heart Institute of Indiana, that’s an example of a specialty hospital that Bremner did prior to us joining forces. That was done a couple years ago.

There’s a lot going on. I talked to you about our focus — why are we wining business? Why are we having success? Well, the important thing to understand about this business, this industry, is it’s a very cautious industry. Healthcare decision making, they don’t want to make mistakes. Again, they’re very cautious, especially compared to our retail, industrial and office clients.

We’re extremely proud of the fact that when we propose on a project, we win almost 50% of the time. Why is that? Well, I believe it’s because we’re not just construction guys. We’re not just development people, but we really understand the healthcare industry. We understand how the hospital works. We have empathy. A lot of our people have come from the healthcare environment. They understand how these decisions are made, and that plays very, very well in its cautious space.

The other thing that really sets us apart is the fact that we do all of these things on the board here. We don’t just specialize in developing or managing, or leasing. We bring all those services to the table, and that’s unique. And probably one of the big differentiators is also our flexible capital. That’s helping us win business all throughout the country, because a lot of the people we compete with right now are private developers, and they can’t bring the flexible capital to the table like we can.

The other reason why we win a lot of business is our national platform. I showed you the example of Ascension Health, how that and the power of that relationship has helped us get more business and that really our national platform plays very well with the national systems and also the for-profit providers, who tend to work on more of a geographical, regional or national basis.

We’ve announced our intent to acquire the Bremner organization. Let’s now talk a little bit about this. As our announcement came out, we talked about we’re going to be buying the operating companies of Bremner, which is their development leasing, property management and tenant finish groups. In addition, we’re going to be buying their current interest in all of our joint venture projects.

Why are we doing this? We’re having a lot of success today, but at the end of the day, we’re really two individual companies trying to operate as one. Everybody’s laughing at me because I said the S word, but I’ll drink some water. I could make another joke, but I won’t, it’s inappropriate.

Why are we doing this? Because we’re two individual companies trying to operate as one. A little bit easier said than done. We’re having a lot of success. But we really believe, by combining forces, Duke taking control, that we’re going to set the future for growth on a much more accelerated basis.

We’re going to pick up a lot of efficiencies on operations, communications, ownership. By doing this, our employees are going to be able to do what they do best and what they should be doing, and that is focusing on the clients and winning business, and that’s going to give them more time to do that. It’s an accretive transaction with good ROI.

It’s slightly accretive in 2007, but when all this new development comes on in 2008 and going forward, we believe it will have a $0.03 to $0.08 impact on a going-forward basis, and that’s exciting for us. But most exciting, for me, and our organization, is that really it’s going to enhance our long-term growth. I believe we’re doing this at a great time. We’ve had two years to work together with Bremner. The model is working.

We’re now going to take control and we’re going to make great things happen. We’re going to do it quicker and we’re going to do it more profitably. A little bit more about the structure. We’re going to be acquiring the operating companies, as I mentioned. We have made this announcement prior to close, so we intend to close this in January. And we’re doing this because Jim Bremner cares a lot about his employees. And there’s a lot of work we have to do on the transition that a lot of his folks need to be a part of, so we decided to announce this to the public prior to closing. Again, we intend to close in January.

We have employment arrangements with all the key Bremner associates. Jim Bremner announced this to his group in a private session. He’s got about 130 employees. There was a lot of enthusiasm. Key associates from Bremner, about 115 to 120 of them, will be joining our organization, including Jim and his four partners, which is great news.

The structure of the deals, there’s an upfront payment and then a three-year earnout over a target development volume and then we’re going to be acquiring Bremner’s interest, as I mentioned, in the joint venture projects, which is just under 800,000 feet and about 10 projects. So we’re going to combine forces.

There’s a lot going on, what are we going to do? That this chart here shows is what our target goal is in 2007. When you add up the — the takeaway here is when you add up this slide, this slide and this slide, these are all what we call wins. So these are hospitals and projects we’ve been selected on, we’ve been hired on, that we’ve not started these projects yet. There’s still some work to do, but we’ve been hired on these. So we get those started, we’re 80% of the way there towards this goal. So that means we’ve got to go out and find about another $60 million of projects to win and get started in 2007 to achieve this goal. The neat thing is, it’s not 2007 yet, so, again, we feel very comfortable with this target.

What are we going to do on a going-forward basis? Before I get there, let’s remind everybody where we were in 2005. This was our first full year of operations, and I can tell you, I was extremely proud of the fact, in our first full year we did $100 million of transactions. In 2006, we’re going to end up doing $160 million. I do want to note, in this $160 million here, roughly 50 million of it is somewhere in between the third-party construction and the development project. When I say somewhere in between, we’re building it for somebody who’s going to own it, but we’re collecting a development fee, getting a little bit higher construction fee than we normally would, so it’s a much more profitable transaction than our typical third-party development — third-party construction, excuse me.

In 2007, I just mentioned that we’re going to do $300 million a year in that year. Jumping forward two years, to 2009, we expect to do 400 million, and then in 2011, we believe this is a $0.5 billion new development start business. You can see, we’re predicting most of our growth to happen in the MOB section here. We feel very comfortable with that, where the growth is on that segment.

We’re projecting really flat development on the LTAC and specialty hospitals. We continue to grow into that business and learn more about those projects. If you were to ask me, where do you think most of this $0.5 billion is going to come from as far as the geographic location area, I’d say most of it — in fact, I predict about 70% of it, is going to come in the Southeast and Southwest. We’ve had a lot of success in the Midwest. We have a national platform where we’re going to be opening up five regional offices. We have three of them in place now — our Midwest, our Southeast, which is housed in Atlanta, and our Southwest, which is housed in Dallas.

We’re going to open up two more, but most of our development on a going-forward basis I predict is going to occur in the Southeast and Southwest.

So, to conclude, the market really is embracing our model. We’re having a lot of success and the future is bright. We’re very excited about our acquisition of Bremner, not only because it’s a smart business investment, but it’s going to further enhance and improve our company’s strength in this area as we continue to growth in the healthcare field and we’re very excited about the future.

So, with that, thank you, and I’m going to turn it over to Kevin, who’s going to talk a little bit about our new market initiatives.

 Kevin Rogus  - Duke Realty Corporation - EVP, West Region

 Thank you, Chris. Good morning. Over the past couple of years, we’ve been working on, studying and are well into the implementation phase of our expansion into two new markets, two overlapping strategies, the first of which we refer to as our new market strategy, where we studied the top 54 markets in the country and tried to assess where we should be, where were we not and where did we need to go?

And that overlaps with our port strategy. We actually had two separate committees that we formed in the company to evaluate both of these strategies and the port strategy is separate, and yet there are some overlapping characteristics of that strategy that you’ll see as I go through the presentations. What I’m going to try to do here is go through where we’ve been, where we are now and where we’re headed.

I’m going to recap the decision making process that we utilized when we decided on which markets to enter into. These were the eight variables that many of you have seen before that we utilized to leverage the strengths that we have as a company in looking at and assessing new markets. We went into markets where we could forecast and foresee growth in the future in demand and absorption where it was a relatively easy place to do business. That’s what regulation rank measured, where vacancies versus new starts were reasonably managed and we didn’t see huge spikes in the marketplace, where the forecast total return and the rent growth is consistent with construction cost growth and the yield that we would expect and volatility of employment in any given marketplace.

We looked at the top 54 markets in the market. We have listed the top 25 here for industrial. The cities that are highlighted in green are markets that we are now in. Of the top 10 markets, we are in six of those markets now. Last year, we were in five of those. We’ve added Phoenix to our top 10 list in 2006.

Out of the top 25, we are now in 12 of the top 25 markets. Last year, we were in 10, the other addition to the market being Houston. We are still using this chart as our guide, and we are due to update to check the — to validate that these are still the rankings that we would have, but have reason to think — now that we’ve started to explore a lot of these markets, that these are still — this is still a valid list of markets for us to explore, and look forward to.

We look at the office markets the same way, and we analyze the top 54 markets. We listed the top 25 here. Those markets, in green, are the markets we are now in. We are now in six of the top 10 markets. Last year, we were in four of the top 10. We’ve added Washington, DC, and Phoenix, again, to our list. And when I say added to the list, I’m talking about either having a physical presence and owning property in these markets, or having a person on the ground and personnel with Duke business cards working in those marketplaces.

And out of the top 25, last year, we were in seven of the top 25 markets. We are now in 11 of the top 25. The addition of Houston and Baltimore towards the bottom of our top 25 list, we’ve now put another dent in the markets we said we wanted to grow into. So we’ve made some pretty good success and progress in 2006 and look forward to more — leveraging more opportunities in the future, which I will talk about here in a little bit.

Shifting to our intermodal and port strategy, last year, we introduced our report strategy to this group. We want to leverage the import business that continues to come into the country and believe continues to grow. This first graph that we are showing illustrates what’s happening between 1994 and 2004 n terms of the amount of product that’s being imported into the country. It’s more than doubled, and that shouldn’t come as a surprise to anybody in this room. But it’s more than doubled in that timeframe, and we have no reason to think in the near future that that’s going to change. What may change is where the product comes into the US. There is — container traffic continues to increase. We have no reason, again, to think that’s going to change, but places like the Port of LA/Long Beach, which has been the king and is by far the largest port in the country are starting to reach capacity. And there are other relief valves that are going to have to be created in some of he other ports around the country that we are trying to pay attention to leverage as we look for new opportunities.

Volume is increasing more rapidly in southern and eastern ports as a result of overflow coming from the west coast and in the anticipation of what’s going to happen with the Panama Canal over the next five to 10 years. Major importers and other folks have already seized upon this strategy to try and leverage the port locations as places they want to be in, put their facilities. We also see the same opportunity.

And then you’ll hear me talk about inland ports and inland ports and intermodal facilities are really almost interchangeable in terminology. The intermodal facilities are where the product goes from containers onto trucks for distribution to the rest of the country, and we’re going to talk about that a little more.

The intermodal business for the rail companies is the fastest-growing sector for them, and for some of the rail companies that growing is something that they’ve struggled to do. They’re big, old-school companies that take a little while to catch up, but they recognize the need and the opportunity for them to grow their business. They also recognize that there is a cost advantage and opportunity for them to grow their business as the cost advantages and the speed from the coast to the center of the country become even more and more advantageous for rail, as highway systems in and around — if you’ve been to LA/Long Beach and tried to drive, you can only imagine what it takes to drive a truck out of the Port of Long Beach to any reasonable distance away.

Intermodal rail service is very good. It is going to be getting better. There is room for improvement, and we believe that continued investment by the rail companies will come. Distributors want locations near the intermodal facilities that are being constructed throughout the facility as the offloading points for the containers coming out of the ports in able to minimize their drainage costs or the costs of moving the containers back and forth between the yards and to the ships.

And we do believe there is a North-South intermodal corridor that up to now really hasn’t existed that’s starting to emerge, again, as the relief from the congestion at LA/Long Beach.

When you look at this map, it really tells you a couple of things. It identifies the major ports, the sea ports. We have some of these cities showed up on our new market study. Some of them showed up on our port study, and it’s our intention to be in most of the port cities around the US in the next few years.

In addition, it shows that in the heartland of the country, there are an awful lot of cities where we already have a presence that we expect to be intermodal facilities and intermodal opportunities for new development.

Our focus when it comes to the intermodal and the intermodal strategy. Duke presence in top US container locations in 2006, we moved into and made a big acquisition in Savannah. We have a project in the Port of Baltimore, or near the Port of Baltimore, that I’m going to talk about a little further, and we have entered the Port of — entered Houston, both in the office and industrial, but there are three port cities that we move into 2006, with more to come.

There are additional opportunities that we want to pursue with he intermodal strategy. Inland ports, again, intermodal yards, intermodal facilities we’re playing close attention and trying to understand the strategies of the railroad companies so that we can piggyback off of those. And we’re going to continue to develop our opportunities with existing tenants, select partners, which is a focus group, if you will, of tenants that we try to pay specific attention to try and leverage our relationships into new opportunities. And state and local governments, we’ve formed a fair number of new partnerships with in local facilities and local governments in the past year, leveraging our expertise in the distribution business.

And then redevelopment of older facilities is something we want to continue to look at as it gets more and more difficult to get product away from the core cities and land becomes more and more scarce and further out. We believe that there will become new opportunities in the core older industrial markets, with their own set of challenges that we’ll have to address and deal with and we’re going to talk about a project where we’re doing exactly that just shortly.

And then on the intermodal side, we are going to continue to look for opportunities in existing markets. Don’t want to lose sight of the fact that we have a significant number of markets where rail companies may becoming aware — or there may be opportunities, so it’s not necessarily outside of our core markets, only that we’re looking for intermodal opportunities to develop.

As an example, in Dallas, we are constructing a 625,000 square foot distribution center within a half mile of a new Union Pacific intermodal yard that’s being constructed, or that has just been finished in the Dallas market. And in Columbus, Ohio, we have 1,100 acres of land under control in and around a 300-acre intermodal yard being developed by the Norfolk Southern Railway company. So we are — we continue to pay attention to those in the places we are doing business.

Let me give you an update on some of the new markets we’ve entered into in 2006. Savannah is the first one on the list. We acquired a 5.1 million square foot portfolio, due in large part to a relationship that Sam O’Briant had with a seller in Savannah. Savannah obvious shows up as a port city. It wasn’t on our new markets list, because it’s relatively small from a population standpoint, but it has turned out to be a terrific transaction for us, 18 building portfolio, 100% leased, which is really neat. And then, on top of that, the buildings’ average age is only 3.5 years old. That helps to bring our overall average portfolio age down, which always is something we’re paying attention to. And we control over 25% of that particular market. What did I do?

This is just a map of the area. I wish I knew more about this to be able to tell you specifically where this was in Savannah. If you have specific questions about this portfolio, Sam O’Briant will be happy to answer any that you might have. And that’s not where — it doesn’t stop there. We have future opportunities in Savannah that we’re excited about. We have rights of first refusal and rights of first offer for up to an additional 5 million square feet of development opportunity at decent prices. And in 2007, we hope to make an acquisition that will total 1.4 million square feet of additional square footage in that marketplace, so that’s Savannah.

Houston, Texas. Houston did show up on our new market study. This is one of the cities where there is some overlap between the port study and the new market study. In 2006, we hired a new business unit head, a gentleman by the name of David Hunt, and I think Matt or somebody mentioned David earlier. David has done a tremendous job in a relatively short time in finding opportunities and getting us positioned in the marketplace with good land acquisitions. We had an office acquisition that we made — this is raw land — 42 acres to accommodate 710,000 square feet.

We also have two industrial sites that we’ve acquired, Westland, which will accommodate 825,000 square feet and Point North Cargo Park, which will 895,000 feet. This gives you a rough idea of where they are in the north and northwest sides of Houston. We continue to be excited about the fact that population growth is solid in the Houston market and we are — it is a port city and we are close to many transportation amenities.

And here’s what we have going. Since we’ve acquired that land. We have two projects that we’ve started, 159,000 square foot office building and a 263,000 industrial building. I heard something — what is that? All right.

And in 2007, at Point North and the start of that first building in the first half of that year. And overall, we still have some new objectives in the Houston market. We are still looking for development opportunities near the Port of Houston. So we’re excited about what’s been happening in the Houston market and glad to have David and his team onboard. He’s being supported still from our Dallas office. It’s one of the nice things about having an office relatively close.

I guess for Texas it’s relatively close, but Jeff Turner and group in Dallas have done a nice job of supporting the startup and the growth of the Houston office, so it’s nice t have neighbors.

This is a place that’s near and dear to my heart. As Denny mentioned, I relocated to Phoenix recently. It’s days like today that make me really appreciate what I have now. Walking over here, I have gotten thin-skinned in my six months that I have lived there now, but I did arrive in Phoenix at the beginning of the year with, like to say, with a plane ticket and a hotel room and a rental car and started trying to figure out what we had there.

We knew mathematically, we could look at the analysis that we’d done and that this was a place that we thought we wanted to be, but actually getting on the ground and starting to understand the marketplace, where our opportunities lie, has been a challenge, but it’s been exciting, too. And we’re really pleased that since the beginning of the year, in addition to the acquisitions that we’ve made, have been able to bring onboard a Vice President of Development and Leasing. His name is Mike Freret. He used to work for one of our competitors, who I will not name. There’s no point in doing that.

And we’ve now quadrupled the office since I got there at the beginning of the year, because we also have a development services person and an admin. So we’ve made progress.

In addition to the people progress we’ve made, we have made two acquisitions and actually made some bets, a 292-acre future park that we’re going to — we’re changing the name. It’s not going to be Cotton Lane Business Park, but a 292 acre, pretty good-sized bet in the southwest valley of Phoenix that we’re excited about and we hope to have our first building started there by midyear. And we also made a purchase a little closer in. I’ll show you a map here in a second of 18 acres, which we can develop into a 284,000 square foot industrial building.

Cotton Lane Business Park shows up. It’s in the very southwest valley of Phoenix. This whole area here west of the airport is really where the industrial heart of the Phoenix region is. Cotton Lane is a little bit pioneering, a little bit out on the edge of where development is, but we believe we’ll have it developed out in the next five years.

There are developers who are further west of us who have made investment further out this way. And then we’ve made the 67th and Buckeye acquisition in a little more the traditional industrial market, in the heart of the industrial market. And we have two other opportunities that we’re looking at, and Buckeye Logistics Center is a potential acquisition of a building that’s currently under development. And in the southeast valley, we’re looking at potential for office development at what we use as a placeholder — we’ve called Gilbert 2002.

So in 2007, as I mentioned, Cotton Lane Business Park, we anticipate starting our first building there. By midyear, 67th and Buckeye. We are already — we are commencing design and anticipate breaking ground by midyear, a 600,000 foot acquisition. And then the southeast valley is one of the places we’re looking for new office. We are still paying attention to the Scottsdale submarket, which the hottest office submarket in the country by a lot of people’s standards, but also a very difficult place to make rational sense of the math that you have to do there. Land prices are extremely expensive.

But we’re very enthused and happy to be in the Phoenix market and excited about what future opportunities will bring. Baltimore is another port city. It actually showed up on our study as more advantageous — our new market study as a better office market than industrial market, but because of the location of this site, immediately adjacent to the Port of Baltimore, we are very excited about what we have here. We got this opportunity as the result of a longstanding relationship we’ve had with General Motors. Bob Chapman has been on point for a long time at maintaining a solid relationship with them.

Ultimately, it will accommodate 2.8 million square feet of new development industrial opportunity. Demolition of the existing GM plant is underway and we’re on track to begin our first project in 2007.

The site is located right in the heart here— that’s a water tower, which will show up again here in a minute, and the water tower is kind of the landmark. And I think the key takeaway from this photograph are there are three or four things that you notice from it. It’s got water, it’s got rail, it’s got interstates and it’s got a whole bunch of these boxes down here, these containers, that all have to go somewhere and we’re hoping and planning on a lot of those ending up in our facilities.

It’s hard to look at a photo like this and think of progress, but this is progress. It’s well underway — in fact, I suspect — I actually haven’t been here at all, but I think this is probably from this past summer and we’ve made far more progress in having the old plant removed. This is another view of the same thing — water, rail, interstate and that water tower is going to look a lot better when we get our logo on it. And this is what the proposed development will look like at the end of the day.

It’s the traditional suburban industrial product that we have throughout our portfolio and are very comfortable with. We’ve had good interest in the park already and are anxious to get our first building started. When we look at 2007 and beyond and what else we hope to achieve, we are looking at a bulk industrial site in eastern Pennsylvania, along I-81. We also want to expand our office presence into Maryland and leverage the base of folks that we now have in the DC area.

Out West, we want to continue our expansion into major markets. We’re going to do that in one of two ways. Either we’re going to find people in those markets who can help us ferret out the right opportunities or we’re going to find land opportunities. We’re keeping an eye on acquisition opportunities, but really are not expecting those to pencil out and make sense for us.

And the priority markets for us in the West right now are southern California. We’re currently close to hiring somebody. Seattle is a place where we’ve really just started getting our feet wet and starting to understand the marketplace but are excited about the opportunities that might present themselves there.

In Salt Lake City, where things move a little more slowly than they do in southern California and Seattle and we are — but we believe there are good opportunities and growth continues in the Salt Lake City market, too, and we may buy land there before we have somebody onboard. In the Central region, again, being operated primarily out of the Dallas office, Austin and San Antonio are both markets that we’re looking seriously at, Austin from an office perspective and San Antonio from an industrial perspective. We believe there are other opportunities and, again, we want to leverage the expertise and the resources that we have in our Dallas office.

And there are others that are on the radar screen but kind of on the fringe of the radar screen. Las Vegas ranked very highly in our initial new market study. It’s a bit of a tough place to figure out and we are still exploring that opportunity and, as time allows, we intend to get there. Reno is a strong distribution market, some place that perhaps we should be, but we still have a lot of study to do there, as we do in Denver.

We’ll continue to pay attention to port opportunities, and as a result of the experience we’ve gained going through the General Motors project, which you can only imagine has a lot of brownfield environmental issues that we’ve had to deal with, we’re going to take away a lot of knowledge as a result of that experience, and we look to apply that in other locations around the US.

In short order, or in conclusion, we’ve got a lot of opportunities that we’re pursuing right now. We’re trying to make sure we don’t spread ourselves too thin, too fast, and yet are really excited about the fact that we’ve got a whole half of the US and some fringe markets in port cities that are going to provide new opportunities for growth for us going forward.

And, with that, we are happy to take questions on any of the topics.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Thank you, Pat, Chris and — Matt, maybe if you and I do this long enough, I’ll remember to introduce you and get your name right. But thanks, Chris, for making sure that I wasn’t the only one that had a faux pas up here today. And, David, that water tower slide, that was in there just for you, and so now we’ll take questions on this area of our presentation.

Yes, Michael?

Unidentified Audience Member

 Maybe you can talk a little bit more about the Bremner acquisition and just give us a sense of the total capital commitment upfront, maybe between cash and stock and how much it would be on the earn-out and then talk a little bit about how you get to that $0.03 to $0.08 of accretion.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 [Essentially], as I mentioned, we have not closed on the transaction. It’s going to close in January and therefore we don’t really have anything to report as far as what the financial terms are. We’ll make all those appropriate disclosures when we do close. From the real estate side, 784,000 square feet that we’re buying Bremner’s 50% interest out of. That valuation there is in the 70 to $80 million range.

Unidentified Audience Member

 And are you giving him any stock, or is he talking all cash in both the upfront and the earn out?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, Jim and his team haven’t decided that yet. We’ve given them the option to take up-REIT units if they want to do that for tax planning purposes. I think they’re sorting through all that now as we move probably over the next 30 days or so towards closing.

Unidentified Audience Member

 And then just secondly on Bremner, you talked about healthcare over the past couple of years as doing it as a sale and earning the margin. Has that changed at all, where you’re going to hold these assets? And maybe you can talk about the development pipeline and how much you’re holding versus how much you’re selling and maybe how that rolls into your accretion analysis.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Sure, when we got into the business — when I communicated our intention in this business two years ago, it was our intent to act as a merchant developer and sell. One of the things we quickly earned is that that doesn’t play well with the hospitals, especially the hospital systems. They want a long-term partner. They want somebody that’s going to be there, that’s going to have a vested interest if you’re going to build a building on their land and connect to their bed towers.

So we quickly decided that’s not the way to go. And over the past two years we’ve been evaluating what’s the right scenario. And one of the things that when you’re working with a public company and a private company from the ownership side, there wasn’t 100% alignment on what we wanted to do as a venture, so that’s one of the other key reasons this acquisition makes a lot of sense, because now Duke is going to be making the decisions. Do we sell? Do we hold on balance sheet? Do we put into a fund? And right now we’re evaluating that option. I just mentioned putting these into a healthcare fund and we think that makes a lot of sense on a going-forward basis, because it will allow us to still keep some ownership in the properties, still look the hospitals in the eye and say we’re committed, we own, and we think that can make a lot of sense.

Unidentified Audience Member

 Hello. Yes, Denny, Kevin, can you talk a little bit about your strategy for Houston, Phoenix, Baltimore, Savannah, with regards to what percent of the investments are you going to keep versus sell?

 Kevin Rogus  - Duke Realty Corporation - EVP, West Region

 My sense of this is on a case-by-case basis we’ll look at this. I’m not sure that there’s really a good, blanket answer for that. I know in Phoenix, southern California and the west coast markets, we struggled to rationalize keeping some of the properties because in order to be competitive and get the yields that we have to accept to it only really makes sense if you turn around and flip those. I don’t know enough about Houston or Baltimore to really be able to answer that question for those particular markets, but we look at it on a case-by-case basis.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 [Lou], it really is a return-driven decision. We want to do all the good development that we can do. When you look back at the chart that I showed on our total development starts of 1.1 billion this year and showed that a little bit over half of them are in our held-for-sale portfolio, it’s because, for a couple of reasons. One, they’re maybe in our national development group and not in one of our core markets.

But the second reason, even some of that is in our core markets and it’s good development and we know we can make a great margin on it, but the yield just doesn’t meet the requirements for us to hold it on balance sheet.

But just as a general sense, I think Kevin’s probably right in Phoenix, that as we move through here the yields down there, particularly on the industrial side, it’s very competitive and those we may look at doing something with. We feel very good about our opportunities in Houston, on both the office and industrial side to get yields that are acceptable to us to hold on balance sheet in the 9 to 10% return range, in Baltimore, at this point in time, looking at our initial underwriting. We also thought we’d be between a 9 and a 10% return on that Baltimore product, so it would be our intention if we get the yields on those projects to hold them on balance sheet.

Yes, Mike?

Unidentified Audience Member

 Hey, Denny, just looking at your industrial top markets page, a couple of questions. Can you talk about Columbus and Cincinnati being pretty far down the list and being pretty big markets for you guys? Should we assume that the competitive advantage you guys have there and the history there makes sense to keep those as big markets, although they’re pretty far down that list?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Yes, I think you can assume that. And when you look at it — Bob will have a slide up here a little bit later showing some of our existing markets. All of our Midwest markets are doing extremely well on the bulk industrial side. We’re at 96%-plus leased, so we feel very good about that. We have a dominant presence in those markets, and one of the reasons we decided to get out of Cleveland was it was not a big bulk distribution center, but Indianapolis, Columbus and Cincinnati all do very well on the bulk side.

Unidentified Audience Member

 And then, as a follow-up, can you just mention or discuss why Memphis wasn’t on the target markets for expansion?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 We’ve — it’s just one that really never came up. We’d talked a little bit about Memphis and there’s obviously some industrial business down there, but there’s also a tremendous amount of competition for the size of market that it is. So we felt our opportunities were better in the larger cities, places like Phoenix and Houston. Do you have anything else you’d add to that?

 Kevin Rogus  - Duke Realty Corporation - EVP, West Region

 What we were looking at when we looked at these markets to try to find a balance, too, between office and industrial and not pick markets that just were strong on the industrial side. Memphis shows up very strong on the industrial side but really doesn’t — it shows up very low from the office perspective. So I think that’s why it hasn’t piqued a lot of interest for us yet.

That doesn’t mean it won’t, but as of today it’s not there.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 John?

Unidentified Audience Member

 [Inaudible question - microphone inaccessible] Chris, what are the margins you expect to earn on the healthcare going forward? We know they’ve been quite good historically.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 If we were to sell, so on a gross margin basis, we’ve seen returns in this business 20 to 30% as far as our stabilized yield. We’re seeing 8.5 to a little bit over nine. While we haven’t sold a lot of property into the market, last year I mentioned, one of our first buildings that we sold we sold at about a 6.2 cap that was 50% leased. So we expect — there’s a pretty good spread there that we’re working on the value creation side. And are we seeing pressure on that? Yes, we’re seeing a little bit of pressure, but, in my opinion, not like some of the pressure maybe we’re seeing on the office and industrial businesses that I’ll work on a national basis. So we think there’s good returns going forward. It’s going to get more competitive, but right now there’s some really nice returns.

Unidentified Audience Member

 Do you think it would be acceptable if you put it into a joint venture is one question. And is most of the pipeline on campus or off campus?

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Most of the pipeline is on campus. That’s one of the things that we really are focused on, is as I mentioned our customer is hospital systems and hospitals. There is a trend for some of these projects that are even affiliated with the hospital to go off campus to be closer to the consumer to meet their demands. And so even when we do something that’s off campus, there’s alignment with the hospital in doing so. I would say of the pipeline that we have next year, probably 70% of it is on campus, connected to a hospital bed tower.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Just to clarify, Chris, I looked at this about 30 days ago, actually, and at the time we had started about $195 million worth of property in there and our average yield on that property was about 9.25. So we’re getting very good yields on that, on the cross cut.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 One part I failed to answer was would the hospitals find it acceptable for us to put it in a joint venture or a fund, and yes. Yes, we believe that, because, while I mentioned they don’t like the idea of us completely selling out, the idea that we still have money in that or are still in the game will play okay, will play well, and that won’t be an issue.

Unidentified Company Representative

 [Inaudible - microphone inaccessible] ongoing operator of the properties, as well.

Unidentified Audience Member

 I hope Eaton Vance has liked the MOB business as well.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, so do we.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Yes, we like them.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, I think that’s a good point, John. When you look at this product type, we really think it’s going to be a great product type for investors and we won’t have any problem finding people that want to invest in this. These are very high-quality products, as Chris said, mostly on campus, long-term leases with very high-credit tenants, so we’re very excited about our opportunities on that front.

Yes, Mark?

Unidentified Audience Member

 Hi, Denny. Two quick questions. First, Austin isn’t a top 25 market, but it is a priority market for you. Can you talk a little bit about why Austin? And, secondly, I mean, you’re obviously not afraid to send people to markets you want to go to, like Kevin to Phoenix. He’s going to find the opportunities. And you have 11 and 12 of the top markets, respectively, in the office industrial markets. In the next three to five years, where’s that going? Is that going to 25 markets in each? I mean, how do you guys think about sort of balancing the risk and spreading out your expertise?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, when we started this expansion about a year and a half ago, Mark, I would say our goal and our thought was that we could probably absorb two markets a year as we moved across the country into the markets we wanted to be in. Well, this year, I think we entered five new markets because of opportunities, and we feel really very good about how we’ve handled that from a people point of view, from a business generation point of view. So it’s going to — we’re going to continue to, as quickly as we can, enter the markets that we want to be in across the country and, again, do it the way that we’ve done it so far. Today, when you look at today’s environment, acquisitions just aren’t particularly accretive to us, so that’s why we’re focusing today and a lot of this discussion on the new development and finding the land sites.

What we’ve found as a key to getting into new markets is to hire the local experience. We have to do that with somebody that’s been in the market for a while, obviously, in the DC area with the acquisition of the Winkler Company and their operating group. Kevin went out to Phoenix and hired a local person who’s doing great. We found David Hudson in Houston and that really helps us get off to a running start in those markets. So we don’t know exactly, Mark, how fast we’ll get there, but we think we can accelerate that pretty quickly.

As far as Austin, we’re sort of looking at Texas as almost a country unto its own, if you will, and for those of you who have been there much, you know why that is. But we’ve had a great presence in Dallas for a long time. Jeff Turner is a dynamic leader in that market. He’s the one that went down and found David Hudson in Houston, and he’s going to really leverage his resources in Dallas to look at those other markets and we think there will some good opportunities in both those markets — both Austin and San Antonio.

Unidentified Audience Member

 Chris, earlier, we talked about retail, yet in the former presentation there was virtually no mention of retail. Could you elaborate a little bit more on what the strategy is and what the plan is and how involved you’re going to get with retail?

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Sure. Our product focus on the retail, our power centers, the centers that are anchored by a Target, Home Depot, Lowe’s, in line shops that are filled with the likes of Barnes and Noble, and then B shops, which are filled with the likes of Starbucks and maybe some banking at those facilities. And so we’re focused on what we call Power Centers. In addition, as Denny mentioned, through our joint venture relationship with Anderson, we’re working on lifestyle centers.

Last year, I spent probably five, 10 minutes talking about our strategy on the lifestyle center business. What a lifestyle center is basically an open-air mall without anchors, without the Dillard’s or the Nordstrom’s and they’re synergistic and open air. Right now, we’ve got $220 million of retail projects. Most of that’s in the lifestyle center business. The reason why we’re in this business is because we’re able to leverage our strength as a developer. Retail is a lot about having relationships with retailers, yes, but it’s also a lot about understanding the development process, land and titling land, making things happen on the land side and that’s one of the things we’ve been very good at.

We are — I think that $200 million on a going-forward basis would be a great sweet spot and we’re working towards that. As our geographic location, we really are focused on doing deals in our existing regions and how we get our business today and how I think we’re going to continue to get our business going forward is leveraging our local markets, and I’ll use Pembroke Pines as an example, down in south Florida.

We had our south Florida market leader looking for office lands a couple of years ago — office land’s tough to find down in south Florida. He came across a very, very large tract that was too big for office. He called me up and said, is there any retail play here? We did some investigation together, figured out this would be a dynamic retail lifestyle center site. So fast-forward to today, we’ve got a 400,000 square foot lifestyle center going up. It’s going to be 95% leased when it opens up this summer and we have 600,000 square feet of — we have land that we can do 600,000 square feet of office on. We couldn’t have done that if we didn’t have both disciplines. And that’s what we’re looking for, is trying to find synergistic opportunities on the retail side.

Unidentified Audience Member

 But it’s not your intent to be a shopping center operator.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 We have zero intent of being that, and I’m glad you brought that up, because unlike our healthcare business, we plan on — we’re merchant builders in this business. We want to development, take the value creation and move on. We don’t intend to build a portfolio. We don’t intend to manage it. We intend to leverage our land expertise and our relationships in our local markets.

Unidentified Audience Member

 Forgive me if I missed this, but is there a promote structure in place with the Eaton Vance joint venture, Matt?

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 Yes, there is, James. What we’ve really focused on is the ongoing cash flow, but there is a promote structure that fits in over 10%.

Unidentified Audience Member

 How can you account for that? How regularly will that promote structure provide any returns?

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 It’s all on the back end.

Unidentified Audience Member

 If the structure’s 20 years?

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 The venture itself has the ability to have a 20-year term, but the promote will be evaluated as you move forward and if there is dispositions of property. Again, what our focus is here, and what we have not focused on is trying to develop an income stream from promotes, but to be able to have the ongoing income stream with our partner in heavy operations and then leverage our market position there.

Unidentified Audience Member

 Thanks.

Unidentified Audience Member

 [Inaudible question - microphone inaccessible]. I guess your industrial’s up where east group is. So can you talk about how you expect to build out that region and where you expect each property type to really build out a little more.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 I’ll take that one, and Jim may address this — Jim Connor may address this a little bit later, but I’ll go ahead and field this one. I think when you look at our strategy in Houston, first of all, on the industrial side, up in the north and the northwest is a big distribution area. Obviously, that’s where the airport is. One of the sites that we acquired is immediately adjacent to the airport. Another one is a little bit further west of the airport, but again, long-established distribution markets. The other area on the industrial side is down at the Port of Houston.

As you know, it’s a very large port. There’s an expansion that just opened this fall. There’s been a lot of distribution product distribution product down by the port, so we’re actively looking for another industrial site down around the Port of Houston.

On the office side, obviously, we’re staying in the suburban office development area. The site that we acquired is right on the 8 Beltway, which is around the outer belt, if you will, in Houston. I believe that our focus on the office side will be around that 8 Beltway as it continues to grow, more likely from sort of north-central to west-central on that belt will be our initial focus. And there’s been a lot of growth in the suburban office market in that corridor, and that’s where we’ll focus.

Anything else?

Unidentified Audience Member

 Just hearing, thinking about what you guys were talking about today, there’s a lot of growth via development, and just wanted to get your thoughts on your balance sheet capacity to fund that development growth. And then you mentioned that you can’t really do accretive acquisitions today, so thinking about the flipside of that, what’s your appetite to harvest some of the gains in your existing portfolio and recycle some of that capital back into your development.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Let me take the second one first and I’ll let Matt talk about capacity. We really feel like over the last couple of years that we’ve taken tremendous advantage of the disposition opportunities out there. Obviously, our sale of the flex portfolio just a little over a year ago now, our exit from the Cleveland market, which we’ve completed the sale of the industrial portfolio and done very well on that and are working our way through the office.

And then, as you could see when you look at our development pipeline, as I mentioned, about 60% is in our held for sale portfolio today. And it isn’t that we don’t like those properties, it’s just that we see a tremendous opportunity to make money from disposing of those properties right now. So I think from our strategy point of view, we believe we’ve really been taking advantage of the market as it exists today and reaping some very good profit margins on our held for sale and cleaning up the portfolio on the held for rental side.

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 Basically, on the balance sheet, we would have 350, 400 million of additional debt capacity and still maintain, easily maintain, our current debt ratings.

In addition to that and in — I’m sure that many of you jumped to the end of the presentation, but in there we’ve indicated dispositions for next year of around 500 to 600 million, including what we’re going to be selling up in Cleveland. As Denny mentioned, that’s part of our capital recycling program, and that gives us a total of $1 billion of capital, which is plenty to fund our development program for 2007 and beyond.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 We’ll take just one more question and then we’ll take a quick break.

Michael?

Unidentified Audience Member

 Matt, can you just walk through the gross and net fee stream off of the joint venture in DC and just walk through the categories and is there any acquisition fee also, or is that not in the numbers?

 Matt Cohoat  - Duke Realty Corporation - EVP and CFO

 There is no acquisition fee and all the rest of the fees just are typical market fees that we would have across the spectrum. We’re not really going to go through all the detail on those. But they are standard market fees that everyone else gets.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Okay, let’s take a quick break. Help yourself to some coffee, and then Bob will come up and we’ll get started with a couple more panel discussions.

[BREAK AND RESUMPTION OF EVENT]

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Thanks, everybody. Well, development, development, development. Now we’re going to have a panel here with Sam O’Briant, Steve Kennedy and Chris Seger, and they’re going to talk about what are the key drivers of the development business, some of the trends in the industry and really how we mitigate the risk of development.

So, with that, I’m going to turn it over to Sam, and then Steve, and then we’ll have some panel discussion and some questions and answers, just like we just had.

Sam?

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 How are you doing? Notwithstanding this Brooklyn accent, I actually am our guy from Atlanta, so if you guys bear with me a little bit. Anyway, we appreciate you being here, and what we wanted to do in this segment was to briefly overview how we approach development. It’s obviously a fundamental piece of our business, and we think it’s important just to give a broad overview of it. And there’s been some interesting changes in the industrial and office business in the last probably 10 to 15 years, and so I’m going to just highlight some of that, but the key to this segment is really we think it’s important to demonstrate that we understand the changing needs of our customers.

At the end of the day, being successful in any business is about servicing customers and making money, so we understand these trends, but we also know how to do it profitably and that’s what our focus is.

First, we’re going to talk a little bit about — sorry — the drivers for industrial, and then I’ll go into office, but there’s really two major drivers in the industrial business. The first is location. It may be self evident, but population really drives most of the real estate business and really if you look back at the last 10, 15 years, the major cities have continued to have more and more population growth. As you have the population growth, you have a growth in consumer demand, which ultimately leads to retail development and distribution and warehouse development to service those retail and consumer demand drivers.

But, in addition to the population growth and the consumer demand, you’ve also got to have good supply routes. You’ve also got to have good land, labor and infrastructure. All those components are necessary to really create a good development opportunity. But on the flipside of that, there’s the tenant side, and from the industrial business, much of the industrial business is about supply chain management. And if you think about that warehousing business, people make money in warehousing through efficiency. It’s not about sales, it’s about efficiency. Your [trend] — it’s cost containment.

And so, as you guys have probably have read quite a bit about, just in time inventory management has really, really been a big, bigger and bigger component of the industry in the last 10 years. And a lot of that is due to advances in automation. It’s not uncommon to see a warehouse forklift driver with barcode technology on the forklift, with handheld readers. So as customers are buying product from these retailers, they can track the inventory from the cash register back through the warehouse to the manufacturer. There’s also GPS, satellite tracking on the trucks, so it’s all about supply chain management

Additionally, you’ve got warehousing consolidation and labor and automation, as I mentioned, but it’s not uncommon to see a company close up a facility even in a slowing economy, in a Columbia, a Charlotte, a Knoxville, and consolidate that to Atlanta. They also may be doing it in growth. So the nice thing about the bulk industrial business, it usually is driven pretty hard in slowing economies and especially, even better, in growing economies, but it is all about cost containment, and so it’s a bedrock piece of our business.

What we’ve seen as a result of this population growth and growth in the automation is really more local warehousing to feed the growing cities, but also very large regional distribution centers, and I’ll show you in just a few minutes about how some of the buildings have changed, but, again, larger regional distribution centers may service 20 to 50 stores.

And, again, as you speak to larger buildings, some of the design changes we’ve seen, ceiling heights, deeper staging bays — I’ll come back and explain what some of these are — wider column spacing, truck courts, life safety features, lighting and air changes. All of these are about operating efficiency. If you think about ceiling heights, tenants pay rent on a square foot basis, but they use the facility on a cubic foot basis.

So with the advances of construction and also racking and forklifts, they can take the product higher and it’s effectively more free space for them, because they’re paying, again, on the square foot but they’re using the cubic feet. So going high is a good thing for the big distribution tenants.

Deeper staging bay. It’s one thing if you go from a 300,000 square foot warehouse use to, say, a 500,000 or a million square foot use, a lot more trucks, a lot more product coming in and out, a lot more forklifts. You have to design for safety and flexibility and product flows. So staging bay is the bay of the warehouse, the outside, right along the docks where the trucks back to the warehouse and the forklifts are unloading and loading trucks. So they’ve gotten deeper to allow more flow, the products flow more efficiently. The same thing with column spacing. Typically, back in the early ‘90s, they may have been 40 feet.

Most of the time now you see them 50 feet. I didn’t appreciate this until I really got inside the head of some of the customers, but what we’re trying to do is accommodate multiple different racking opportunities for different customers and also forklift safety. But, again, if you think about the life of a real estate asset, it may have a 40, 50-year life. We want to design it so it’s flexible, but it also meets the needs of our customers. And then Steve will talk a little bit about some of the things he does to help us also focus on the front-end cost, the construction side of it, because if we can deliver high-quality products at very cost-effective total project costs, we can obviously drive that through yields.

Life safety issues. If you go higher, you have to go to different sprinkler systems, and that’s actually quite an important thing. I had a plastics manufacturer who actually had a small fire in shi building. And when this fire hit, he told me, there were probably six inches of water on the floor within probably less than a minute, and he was thrilled with that. Because what happened was he didn’t have a catastrophic loss of his equipment, of his product. And so these life safety advancements that have happened in the last few years are very important to the tenant from the operational standpoint, but also from the insurance standpoint. It may lower their insurance costs if they’ve got better life safety systems. And, again, that’s something we look at in our facilities to try to meet the tenant needs.

Lighting and air changes, we also are focused on longer-term operating costs. Fluorescent technology in the bulbs, advances in the air-handling equipment, are lowering tenants’ annual occupancy costs, and so those are things we’re trying to do to help them and pass those savings through to the customer. And it’s all about being smart on the front end of development to help drive the long-term value of the product.

This is an example of a current warehouse that we have in Atlanta, and I just want to point out two or three things here related to this. This is near the airport in Atlanta. It’s actually an amazing project. Bob Chapman was very involved in putting this park together. It was an infill site that you couldn’t get to. There was about 300 acres right by the airport and the interstate, but there’s a big creek in front of it. They call it Camp Creek.

Well, in Atlanta and Georgia, there had not been this public bond financing to support infrastructure enhancements, and Duke was the leading group — I think it was the second major bond issuance there to drive infrastructure. The first one was the big Atlantic Station project you may have heard about in town, but this one opened up 300 acres in what was a traditionally poor area of the city. And it has led to this huge, huge office, retail and now industrial park growth on the south side of town.

But within that we see that as a core park for us, and within this park, a core building. A couple of things to point out. This thing has cross-docked and, again, I’ll show you in a second why that’s important. But more docks means more product flow. We have 50-foot columns in the middle.

This reads 195 trailer spaces. Basically, that’s here. It’s just written there so you can read it, but that’s right here. So when the trucks come in, they basically can drop off a trailer here, back that same truck here to a loaded platform, take off and go again. Again, it’s all about operating efficiency.

Other things we have are we have multiple access points, and so you can — if you multi-tenant the building, you can provide security, you can provide flexibility, and we also designed this property so it could be expanded. A really nice thing about this slide, it’s tough to find a million square foot site in a place like Atlanta, because there’s creeks and hills and topography and rocks and issues like that.

So this is a very, very good site in the middle of one of the airport submarkets. And what’s nice about it is we developed a 657,000 foot building that can go to 1.2 million. We could grow this 800,000 feet. There’s just so much flexibility in the site in the way we designed it, that we’re just thrilled and we’re excited about this. This is going to be a key asset for us as we go forward.

This is an example of an older park that was developed in the early ‘90s. I don’t know if you know Atlanta very well, but it’s I-85 to the North Sea side of town, that is the primary submarket in Atlanta. We have 5 million feet in that market and we have some really good projects and we obviously have planned positions on the north side of that where we’re continuing to develop.

So this part was developed in the early ‘90s, and a couple things to point out here is these buildings are 100,000 to 300,000 feet, versus the ones I’ll show you in a second are generally larger. They’re not necessarily rectangles. Note the box outside the box. That’s an office pod, and why that’s important is if Volvo leaves that facility, somehow you’ve got to get — and you have to subdivide that property, you’ve got to figure out a way to get office tenants over here. And then you’ve got truck courts. You’ve got to get all the trucks in and out here. So the design back then — this was really designed as much more of a single-tenant park, and it’s a little more specialized. But it’s a great location and not a bad park, but it’s meant to show some obsolescence relative to today’s development standards.

You’ll note that we’ve sold most of our properties. We have two left here and we’re working our way through this. We still like this location, but we are focused on churning our pipeline and making sure we have the most appropriate buildings for the market right now. And so this is a great park, we’ve done well with it, but we’ve worked it through the life cycle.

Compare and contrast that to a park we’re developing right now. A couple of things to notice are the cross docks. Again, you’ll see more ability to flow more product through. You can subdivide this building this way, and in some cases you could subdivide it the long way, too, if you wanted to, but it’s all about dock space, truck positions, flow in and out of the park. The key thing to notice is the interstate access.

Any great industrial park, one of the best features that never changes is location. So we do look for — when we do these bulk industrial parks, we look for locations. One of the transactions I’m most proud of in my recent career is this Progressive Lighting deal. That was an 800,000 square foot warehouse. This tenant was in three different facilities in Atlanta, and they had a need last year and they came in and we basically brought our construction team together and ourselves.

We were able to take over their existing spaces, which have been backfilling — we subleased about 60% of the space they vacated. We consolidated them here. We created an office presence on this end for these guys. They’re lighting people, they’re supplying homebuilders. But that’s a 15-year, 800,000-foot lease that’s going to generate almost $50 million over 15 years in a warehouse. It’s really an outstanding transaction.

But what’s most exciting, too, is they’re an anchor for this park. So we’ve go the ability to do [six 100,000]-foot buildings here and back here. We smaller buildings and, again, notice how we’ve thought about the flexibility of bringing in trucks, bringing in people and then circulation flow. Now, switching over to office, there have been changes on the office side, too, and Duke’s focus primarily is suburban office. And so what we look for is opportunities in our submarkets to use design to differentiate ourselves from some of our competitors, and, also, we want to deliver a valuable product at a cost-efficient basis.

So, hopefully, at the end of the day we’re getting some incremental value out of that versus our competitors, and I think as you hear more and more you’ll understand more of how we approach that. So some of the things we’re hearing from our customers are live, work and play. There’s been a growth in service business. Obviously, there’s been improved communication. This is a biggie — focus on occupancy costs. As there’s been more and more service businesses, people want to get more employees into their space. People are in and out of their cars, they’re using technology to communicate with one another. A lot of people are using airplanes to travel.

So the way a lot of the tenant companies and the brokers are looking at it is occupancy cost per employee. You’ll often hear about a four or five space per 1,000 parking ratio. Typically, what you see, and that equates to about 200 square feet to an employee, 150, 200 feet. And that’s not just the cube or the office they’re sitting in. That’s restrooms, that’s break rooms, that’s corridors. So it’s a good driver, but more an more you’ll see companies try to drive down that occupancy cost per employee. So for us, as a developer, we’re focused on that, but also a real estate asset with a long life cycle that’s flexible for multiple uses. And, again, we try to differentiate ourselves through amenities, service, and also our ability to find good land. So all these things are one of the ways that you differentiate yourself.

Some of the things that we’re looking at, because we’ve developed so much product, in a suburban building, we’ve figured out that a large floor plate tends to work a little better, and I’ll show you a little bit more of that, an illustration of that, in a moment. But a 30,000-foot floor plate seems to be about the sweet spot. Now, we’ll meet customer needs. If we have someone who wants a bigger or a smaller one, we’ll certainly follow that, but we’ve found 30,000 feet sort of optimized the construction costs versus tenant flexibility, and then also, as I mentioned, parking ratios. And in some places you’re seeing greater density, south Florida, essentially, where land is at such a premium it’s tough to find good sites.

We’re looking at smart ways to do surface parking, as well as structured parking, again, so we can drive more employees, drive down that occupancy cost and still deliver a product that is cost-effective in the market. [CALB] intrusions are something we focus on and we spend a lot of time looking at floor plans, ways we can provide maximum flexibility for space planning for the tenants.

Rectangles. This is an overly simplified term, but at the end of the day, rectangles are cheaper to build than squares. And so we like to see rectangular construction. It’s cost effective and it also simplifies space planning. Lobby design, amenities and green initiatives are other areas we focus on. In fact, we’ve got two new green buildings that we’re very involved with helping out which Chris is very close to. And then there’s one, Norman Point, I think up in Chicago, that Jim’s team is working with.

So those are dealing with things like water conservation, more efficient ways to distribute air at lower costs, recycling programs, things like that. This is an example of the floor plan. This is a 30,000-foot floor plan. A couple things to notice here — rectangle. These are columns. So the fewer columns you have, the more flexibility you have in laying out space. The other thin that’s real nice about this building is you could have one big tenant, you could have five small tenants. You could do any kind of mix and match. And, again, if you think about the life cycle of the product, that’s what we’re focused on.

We also look real hard at the core. This is an area where Steve’s group is especially good at trying to figure out ways to provide service to the tenant. While this goes into the rental factor, tenants really evaluate their leases out here. So you want to give them all these services they need, elevators and stairs and bathroom in the core, but you don’t want to provide too little of that, or too much, so it’s a fine balance.

This is an example of an office park in Atlanta. It’s near the Sugarloaf properties that we’ve had. I don’t know how familiar you may be with our Sugarloaf product, but Sugarloaf is just an amazing story in Atlanta. It’s on the northeast side of town and Duke has come there and replicated what it’s done so well in so many markets. We have a major presence in the northeast markets, and when I moved to Atlanta in 1994, I thought of northeastern Atlanta as more of an industrial sector.

What’s happened through the county government and a lot of Duke’s leadership, frankly, there was a country club put in there with a Greg Norman golf course. The BellSouth Tournament’s there. We have an amazing office presence up there. We’ve taken down more land. But, again, what we’re doing with this land, I’m very excited about. This was owned by BellSouth. We got it from them. But this is a wetland area back here, so we’re working in that. We’re going to use great landscaping. We’re creating a boulevard effect. Notice the rectangles. So, at the end of the day, what we’ll have is a super-high-class A suburban project at a very cost-effective basis, and it’s all about location and levering some of the successes we’ve had in the past.

This is another great story. It’s in our Cincinnati region. This is the Landings project, where Citigroup took a 15-year lease. Note here we have structured parking. We have surface parking. Our team designed a campus-style effect. This is going to be a great feature in the middle. And it’s not every day Citigroup signs a 15-year lease with somebody on such a big project. So I think that again speaks to some of how we can take a fairly efficient building and dress it up and really provide the service and the quality to meet the image that a Citigroup would like to see.

A little bit about our development starts. I love this chart. This is a great chart. If you do the math, you’d see that we have the $1.1 billion of development that Denny talked about earlier. A couple things worth noting, in the Central region and the Mid-East, we’ve had a tremendous year.

Southeast has got good activity. We’ll talk about Atlanta a little bit more later and in the Mid-Atlantic it’s already contributing $70 million. And then Chris’s group, that’s $441 million, really tremendous activity. But what’s also maybe a little more subtle on this chart is the diversity here. You have diversification from all our cities, but another thing to point out is you get diversification from transaction size.

If you divide, I think our average transaction size is $20 million. We’re going to do $1.1 billion of development. That is a lot of transaction flow. It gives you a lot of diversification. You get diversification of product type and cities, and the other thing that maybe is subtle here is I think one of our key competitive advantages is our business unit heads in each of these markets. These guys are great.

They compete. We are a dominant player. If you look through some of our awards, we’re developer of the year in so many of our markets. And our guys look at this and they start looking, I wish my pie was a little bit bigger and that guy’s pie was a little bit less. And so it helps grow — it’s a big pie at $1.1 billion, but each guy is trying to grow his slice.

With land, a couple of points on that. It follows the diversification story. Obviously, land is a key driver to development starts. So our strategy is to have one to two land positions in key submarkets in key cities, and we have diversified our land very well. Land is very closely monitored by senior management.

The most active development business units are the ones who are the most active land users. A couple of things worth noting here. We’re at $773 million right now, which is significantly more than our land position a couple of years ago, but you also have to take that in mind with our development activity, and we’re at $1.1 billion the growth of that. So this is our raw material for our business. We think this is what differentiates us from many of our competitors and makes us special — one of the thing that makes us special. We’ve obviously got the balance sheet and portfolio and other things, but we know how to buy and entitle and add value to land. We’ve got great land possessions, and I think this year we’re going to burn through about $250 million worth of land. So that equates to about a three-year burn rate on our existing land inventory, and that’s consistent with our target of three to five years of land inventory, so we’re pleased with our land.

And then, finally, for my part, this is another great story to tell. This is on completions, not starts. So in the last 12 months, we completed $486 million worth of property. We’ve generated $130 million worth of value ration, very nice margin. This a 7.5 cap rate. Arguably, that’s conservative. That might be a six cap. We try to be conservative in our projections, but tremendous amount of value creation over the last year.

But maybe an even better story is the 13-year run. There’s been economic cycles over both of them, but we created $4.4 billion of — completed $4.4 billion of development, generated over $2 million of value and driving a huge margin and that’s probably a good average cap rate for a 13-year run. Arguably, that one’s maybe a little bit conservative, so these numbers are probably more consistent if you can match the cap rates, if you will.

But, again, this is just one piece of our business. Obviously, we’ve got the big portfolio operations we’ll talk about in a second, but that’s almost a dollar a share, exclusive of the portfolios, it’s driven from the development business. That’s also only based on $486 million of completions, and we’re starting 1.1 billion. So that activity, development activity, moves along and we get some more completions, I think you’ll see that number drive further, and that’s a big piece of how we grow and push our earnings. So, with that, I’ll just hand that over to Steve and let him talk a little bit more about our development process.

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 Thank you, Sam. Well, we’ve been talking a lot about development today and Denny opened up the remarks this morning, our philosophy is to be a full-service developer. I guess I better move the slide. So what I’m going to do today, and to follow up on some of Sam’s comments on value creation through development, I’m going to take a few minutes to overview our development process. I’m going to touch on how we’ve managed that development risk over time. And then I’m going to highlight some of our recent experience with some of the much-publicized construction cost increases. This first diagram here — first of all, we believe that having all these services in house is instrumental to our ability to add value and to increase our earnings. The process begins with assessment before any significant capital is expended and then transitions through value add to execution and delivery.

At the beginning over there, development services. We have development services people in house. They’re focused on land, the acquisition process, due diligence. Also, the infrastructure that goes into those developments, we typically take the infrastructure cost of the roads and those types improvements that’s shared over multiple buildings, we add those into our land bases. And on these long-term buildouts of parks, we have development services people that manage that infrastructure over time so we tack our land basis since that’s going into the next development.

They’re also involved heavily in site planning, infrastructure management, like I said, and its impact on the land basis. Really, we rely on these development service managers to manage the diligence activities and the dollars involved with those against the risks and the time constraints during these due-diligence periods, particularly today in some of our higher-growth markets. Kevin can attest to it in Phoenix, the same way in Florida. We’ve go very short due-diligence periods with some of these land acquisitions. And it really takes these people to get on the ground quick and be involved in that.

The second step, preconstruction services. They’re involved with sales and leasing with our development people. They’re involved with sales and leasing with our development people. They’re focused on value add by developing solutions through the design process for our clients. Many in the industry believe that all buildings of a certain type, such as the buildings that Sam’s speaking of, they’re all created equal and they all cost the same and that’s really not the case. Active management and control of the design leads to lower costs and higher earnings at a given rent.

The next step, project management, is they’re involved in the design coordination and really taking the process from schematic design through construction documents, as well as in combination with the traditional construction project manager roles of contract and risk management. And, finally, onsite management, and they’re really focused on delivery, quality and client satisfaction. They’re really the upfront, frontline people with our clients on build to suit.

This process is really step-by-step process, each one adding value and building on the one prior. This translates to earnings.

This slide includes some of the numbers that Sam just referred to. As we noted earlier, $4.4 billion of completed developments over the last 13 years. These 487 projects average a size of about 9.1 million. That’s trended up from about $8 million a few years ago, I think principally due to our larger project size we’re pursuing now. They’ve received an average 11% unlevered return, with the highest of just over 20% and the lowest of 6.5.

These bell curves, some of you who have been here in past years have seen these before. We’ve updated it this year. The information on the right in the light-blue curve is really the 13-year round numbers we’ve been talking about on the left-hand side. And on that darker curve are the results from the past year. That 486 million is an increase in pace from our historical levels. The 39 projects that are on this completion list achieved a yield of 9.5%, lower than the 11% historic that we believe is positive in the light of the current climate.

There’s been a lot of publicity, recently, about construction cost increases, and historically, going back through the ‘90s, for example, we’ve really experienced fairly predictable, steady inflation and construction costs. And then early in this decade, the first few years of this decade, they were really flat to deflationary.

And, as a matter of fact, in, say, 2002, early 2003, we were buying structural steel for industrial buildings for at or below the price we had paid 10 years’ prior. Then, beginning in late 2003, the industry experienced significant price increases, with the most volatility really during 2004.

On this slide here, we’ve summarized some of the impact to our primary product type of industrial and office. As you can see on industrial, the overall increase in building construction costs over this past three-year period since this really inflationary period began has been about 21% of the hard construction costs of our industrial buildings. And we’ve noted a few here of the significant components within that building that really increased the most.

For example, earth work increased 55% by itself, which was a contributor to that 21% increase in the total. Moving on to office, it increased about 18% in the last three years. The primary components of that are the architectural precast, which is the cladding on the building in a lot of our suburban buildings, structural steel and cast in place concrete. Just to give you an example of the relativity of some of these increases to the overall development costs, structural steel over this three-year period has increased about 38%.

But when you roll that into the total development costs, it really impacts the total development cost, including land, soft costs, TI, less than 2.5%. So it doesn’t sound quite as dire as some of the publications. Overall, costs of steel, concrete, like I’ve mentioned, and also commodities and contract types that are influenced by oil are the ones that have really felt the most impact in this period of time. And there are market to market differences. We’ve talked a lot about commodity prices here, but it’s also the — the inflation has also been contributed to by demand in the different marketplaces.

There’s a significant demand for construction services in a lot of our markets, and that’s also factored into this. Over the next six to 12 months, we would anticipate construction cost is likely to rise faster than inflation, but also likely not as rapidly as in the recent past.

So what do we do to mitigate these costs? We have mitigated them through active management of the proposal and preconstruction process. I think having people on the ground in these markets, they’ve really got their finger on the pulse. They know what these costs are doing. We’ve got relationships with different trade contractors. We know where things are going.

As an example, maybe three or four years ago, if we’re doing a build to suit proposal, it might have an expiration of six or eight months. If they come back six months, the proposal’s still good. That’s just not the case today.

Typically, we’re putting expiration dates on these proposals of 30 days or less because prices are moving that fast. Additionally, we have an in-house construction group that, like I mentioned, has the ability to manage and mitigate that risk. In some instances, for example, through this design process, we can actually reduce the quantity of some of these high-cost components through alternative designs. We have the ability to secure all of the bids prior to construction if we choose.

Historically, we’ll start construction and fast track it and we’re really starting construction with foundations before we have completed and bid out the entire project. In some volatile markets, such as Florida a couple of years ago, we started just — we designed the project, bid it out to all the trade contractors, get those commitments before we’d proceed.

It takes a little bit more time, but we think it’s a good tradeoff with the risk. And, finally, as Bob Chapman likes to say, the best defense is a good offense, so we pushed rents in most of our markets. I’ll turn it over to Bob now.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Thanks, Steve. Just a couple of points. One, Sam obviously read the book on how to get a raise, mention your boss’s name in front of the audience, give him praise. And then the second point I’d like to make is on the slide, the bell chart, there’s actually a typo in the book that slid up. Just wanted to mention that.

Well, as Chris mentioned, we’ve had a lot of successes, and here are a few of them on this chart. And I’d just like to go around maybe in clockwise order here, and talk about the challenges. A lot of these are very, very complicated projects and so I’ll start with the Simon headquarters and, Steve, other than dealing with David Simon on his project, what were some of the biggest challenges you and your group had to do?

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 If you know David, he’s a very quiet person, so it was part of it. I’m sure you’re all aware — you’re familiar with Simon Property Group, but they had the confidence in us to choose us to enter into a design, build agreement to build this building, and it’s their corporate headquarters in downtown Indianapolis.

It’s a 14-story, 300,000 square foot headquarter office buildings in a prominent location in downtown Indianapolis. It’s right across the street from the state capital building, so there was a high degree of concern about the design and how it fit into the environment and so forth. It also was situated on what appeared to be a city park, but there was actually a garage underneath it. So there was some publicity about we’re taking parks.

However, the city wanted to keep Simon downtown, so they went forward with it. Essentially, what we had to do in this project was we had to basically just demolish the garage under the footprint of the building, keep the garage open. It was a very complicated, five-way agreement with the city and other entities. And then we had to build back the foundation back up and complete the building it was completed in about 15 months and they moved in August and September this past year. It was about a $55 million project.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Thanks. And, Chris, in Iowa, the Procter & Gamble building, the main story there is it’s great business with an old-time tenant with ours we’ve done a lot of business with in Cincinnati. Maybe you can just tell a little bit how we won the business with our construction group and getting in there and beating all the competition.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 Sure, as you mentioned, Bob, this was again the power of the relationships of our local markets. Our Cincinnati group has a nice relationship with P&G, stays in touch with them, found that they have a requirement for — this is about a — I think it’s about 550,000 square foot bulk facility for P&G’s hair care products group in Iowa City, Iowa. That’s not a market we’re in, but when we launched our national build-to-suit business a couple of years ago, this is exactly the type of business we wanted to go after. Relationship-driven, long-term leases. This is a 10-year lease with P&G and we were successful in it. And we were successful because they had — we competed with a lot of the national developers on this, a couple of local developers as well.

They understood the power of our construction group because they were going through an expansion of their current facility that they owned and they had a lot of frustration with the contractor that they had who was building that expansion. So we came in, helped them, actually, work through a situation with their contractor that they were using the expand the facility that they owned. We were able to demonstrate our strengths in construction, and knowledge, and then convince them that we were the right group to build and own and lease it to them this 500,000 square foot facility.

The great news is that we’re well underway, the project’s going well and we’re talking to P&G about a couple other opportunities throughout the United States and markets that we don’t have offices in.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 And then the Landings project, which is in Cincinnati, Sam had the site plan up earlier and this is the elevation. This is where Citigroup has just moved into this full building on a 15-year lease and they’re going to move into part of the second phase. But if you remember from the site plan, there’s structured parking here, and the key to this site was maximizing the density on this site, and we were able to get a TIF from the city of Blue Ash to pay for the entire parking garage, and so that was really a great effort by our local team and having people in place and maybe, Steve, you can comment a little bit more about the Landings deal and some of those complications that we went through.

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 Okay, well, I know after we purchased this site, the local MSD and EPA put a moratorium on sewer construction, which really prohibited development of the site and having these in-house people I mentioned a minute ago, these development services people, they actually were proactive and surveyed the existing sewer system, went to MSD with a proposal to do about $130,000 of upgrades, and we convinced the MSD to release the moratorium for this project by investing that $100,000, $130,000 in the sewer system which enabled the project to go.

If we had waited on MSD, it probably would have been a seven-figure number and been several years. Consequently, we were able to get the project going. It started as a spec building, and then as we were doing it, the Citigroup proposal came along and we were able to react quickly enough and I think they moved into the first building in October.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great. And then, last but not least, Chris, you mentioned a little bit about this earlier. This started out. This is in Evansville, Indiana, and it started out as a construction project, and maybe you can walk us through the evolution of the project.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 On the healthcare side, it seems like a lot of the healthcare boards have construction people on them, and so sometimes we find ourselves at odds with some of the decision makers on the healthcare board, because they’ll have a construction expert on there. And in this particular case, this was a project Bremner was working on prior to us forming our joint venture and the hospital wanted to use what is probably the number-two construction management company in the United States, a big, big national from and they could never get the economics to work.

Bremner convinced St. Mary’s that we need to bring Duke construction in. we’ve got a team of experts who understand how to build healthcare. Our construction group came in and was able to demonstrate through a lot of hard work that we had the capabilities to do this project. It’s got a cath lab in it that works on hearts, and not only did we do a great job, but we showed them how we could save I think it was about $5 or $7 a square foot over the entire building, so there were some economies of scale that we got as well. And this is — this hospital, as I mentioned in my remarks, is part of the Ascension network, which is a huge hospital network throughout the United States and the building is 95% leased and it’s going to open up in just a couple of months and they’re pretty happy with it.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Just a couple of other questions, and then I’ll open it up to the audience for Q&A. I’d like you guys to talk about having this in-house construction capability and really give them a sense of what it means to have that in-house construction capability when you go to a meeting and try and win the business against our competition, maybe turn to you first, Sam. Give an example of a deal where having those construction guys next to you helped you make the deal.

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 Well, I mentioned the Progressive Lighting leads. Again, these — their business, warehousing was a secondary part of their business. They were all about selling light fixtures, but schedule was such a key component to them. So they had a certain time of the year when houses sell more and they had to fixture those houses and they had to supply those people. They couldn’t move during that period of time, so when we went in there, they wanted this to be a headquarters. They wanted it to be a warehouse. They had schedule consideration. They had a lot of those things going on. And the quickest way to damage your reputation in a submarket is to over promise and under-deliver. So one nice thing about having the construction team in house is, A, they’re experts and it seems like schedule and specialized construction and regular construction.

But the other very nice thing is we’re all wearing the same jersey. So I know when one of our construction guys submits to something, he’s hanging in there with me. It’s not like he’s trying to win a piece of fee business and if a problem happens he’ll just work that out with me later. So we really like the fact that we’re all wearing the same jersey and it’s a very compelling story and powerful when you sit in there with a tenant trying to close a deal.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Chris?

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 I was in New York probably about three weeks ago, trying to earn business with a Fortune 100 and the business that we were going after was a 900,000 square foot bulk building in Dallas and a 900,000 square foot bulk building in Jacksonville to be built on a parallel path and needing to get done in a very quick timeframe. Going into the meeting, one of the things that I always coach our people on is when we leave we want the customer to say those Duke guys were the most prepared people that were here. So the RFP came out in a very quick order and what we were able to do with our in-house construction team was to actually get bids on the entire project, so when we went in we were able to tell them that our team who was there with us at the table, we priced this, we understand what your needs are, we can go today if you say go today. Nobody else could do that.

The other thing that you can just see when you’re in these meetings, we do need to spend some time educating the client to times to know that we’re construction managers. We don’t go out and self-perform. And sometimes the clients assume when you say you have your own construction group that you’re going to go out and self-perform. That’s not the case. We don’t have anybody that carries tool belts and provides these trades. We’re a construction manager. We’ll manage seven to 15 trades, subcontractors. When they understand that and understand that we’re going out and bidding this just like everybody else, they feel comfortable.

And the other thing is in this particular meeting that we ended up winning the business, we had our construction folks from Dallas and our national construction group team that was there working on the Jacksonville project and we got into a very interactive discussion and we were there able to show some value enhancements and ways to save some money.

We were able to give them a lot of confidence that we understood the dirt better than anybody else, and we’ve been awarded that business. And when we asked why, it was our construction group really helped differentiate us versus the other developers, so it works.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 It’s a huge differentiating feature for us. So, with that, I’ll turn it over to questions from the audience. John will bring you a microphone.

Unidentified Audience Member

 This is a basic question, because I’m not really a real estate person. I’m a portfolio manager. In terms of a building like the Simon Property Group or any of these major buildings, does the client come to you because you’ve got the land? Do they come with an architectural design, or do they come with needs that they describe and then somebody — you do the architecture and, on another ed of this, I know that commercial and industrial building is different from residential, but do you find that the decline in housing starts makes available to you more equipment or more construction people who can move over from housing and therefore are you getting better value in your construction — lesser cost, as you construct these buildings?

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Steve, why don’t you take a stab at the second one and then we’ll go back to the first.

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 On the second question, with regard to the housing, I think there’s not a lot of crossover in the individual trades we hire. However, there is some. The earth work we mentioned before, there’s a lot of these earth work contractors that we use to move dirt on these big sites, also do subdivisions. So that’s probably the most direct rollover. I also think in Florida, for example, when the condos were booming, that did impact our ability to get concrete and supply some of the material because that was getting sucked up by the condo markets. As that started to cool, that started to help us out.

So those are probably the biggest areas I’d see where there’d be some effect on us from the residential market.

 Chris Seger  - Duke Realty Corporation - EVP, National Group

 I’d add on the residential side it’s helped us on the land valuations as well, especially in Florida. Sam can comment on the residential homebuilders were going up and really bidding up and the condo guys bidding up prices. The impact has also been on the land. The residential homebuilder is not going out and buying up as land anymore has kind of slowed the increasing cost of some of that land in the high-growth markets like Florida, and that’s helped us, as well.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 On the first question, all the deals are different. The Simon deal you mentioned, they brought the land — well, the city had given it. David got the city to give them the land, so they brought the land to the table and we acted as the third-party contractor in that deal. The other things that are — they’re really all different.

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 Simon came to us because they recognized — their expertise malls, our expertise is office buildings, and they recognized that.

Unidentified Audience Member

 [Inaudible question - microphone inaccessible]

 Steve Kennedy  - Duke Realty Corporation - EVP, Construction

 No, they basically came to us with a need, and they need 300,000 feet and we took it from there. We hired the architect. We hired the engineers. We worked with the city and with Simon to really — we worked a lot with them because Simon has architects on their team, so we had to satisfy them as well as the city, so we hired the architects and all the design consultants.

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 I think one other point on that, as Bob said, is it takes all shapes and forms. So tenants have — in some cases, they have desires for architects. Sometimes they have a need. Land and location are clearly important, but I think what we bring to the table in addition to expertise is flexibility. We’ve got the financial strength to self-finance projects we elect to do. We’ve go the technical expertise and then we’ve also got the real estate transaction expertise, do they want to own, do they want to lease? And so, again, I think that’s our platform and how we try to meet those needs, but they vary from the tenant side.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Others?

Unidentified Audience Member

 Hey, Bob, earlier in the presentation on slide eight you guys talked about the development pie, if you will, among the different product types and the dollars for each type. Can you just remind us generally what your cost per square foot on the bulk industrial and then also on the suburban office side is, if you have those numbers, or if not just sort of a general range?

And then, also, if you could just talk about given the cost increases that you guys talked about during your presentation, how your development costs are comparing to sales that you see in some of our markets.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Sam, do you want to take a stab at the construction costs or the development costs, particularly in the Southeast?

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 They vary market to market. I would tell you, in south Florida, it’s just more expensive to find labor and there’s less available labor for lots of reasons. There’s just fewer people. There’s high-rise condo development. I would tell you, in Atlanta, a site work and shell number for a bulk warehouse, a good number is around $22 a foot. I would guess — not guess, I know, about six years ago, that was about $15 a foot, and it’s concrete, it’s steel and it’s the petroleum-based materials that are driving that. Now, what I would also tell you is that cost increase affects us all. Private, public, all the developers are facing that.

One of the offsetting components of that is the cap rate compression that we’ve seen in the last couple of years. So there’s been some rent growth to offset the cost increases, but there’s also been cap rate compression and there’s been some lower yields in some of the major markets. But what I would tell you, in the not too distant future, those cost increases will take the form of rental increases because it just keeps the same spread. So cap rates are helping hold rents, but I don’t think cap rates will hold at this level forever, and cost increases are very real, and I would tell you that affects everybody in the industry.

Unidentified Audience Member

 And then cap rates in the retail and healthcare areas, what’s happened there?

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 The continued decline on the retail side and the continued decline on the healthcare side as more money is really looking at the healthcare as potentially a core position to take. We get a lot of interest and people talking to us now about the portfolio we’re building up on the healthcare side.

The costs on the healthcare side, on a per square foot basis, are usually in the mid 200s, 250, $260 a foot, pretty much anywhere we go.

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 One other point I’d like to make about cap rates and sale prices is in a lot of cases some institutional acquisition-oriented companies are paying well in excess of replacement costs. So the cap rate compression, we think, is going to be a competitive advantage for us on the development side over the next few years because as tenants roll over and these buyers — as Denny mentioned, the buying market’s a little more typical right now. If we have well entitled, good land positions, we will be very competitive on price as some of these leases roll over in competitive buildings, so that’s another advantage we’re looking to pursue. Other questions on the development side?

Okay, well, thanks, panelists, and now we’re going to shift to the existing markets and, actually, Sam, you’re going to stay up here, and Jim, Don? This is where I get to have some fun with these guys and really grill them on the markets and why we aren’t doing as well as we should.

As Denny mentioned earlier, we’re in 18 markets currently, 19 if you count Cleveland. Mark, to your — where did Mark go? To his question earlier, we’re going to be 25 here in a couple, three years. As you can see, this shows on the right-hand side the distribution of our income by region and we’re 41% in what we call the Mid-East region. Back in 1993, when we went public, that represented 100% of our income.

We’re 33%, if you add up the Southeast, West and Mid-Atlantic. And with all the initiatives, there’s zero in the West right now, and Kevin’s, as he said, working on that. We should be at 50% distribution in those bottom three regions here in the next couple of years. So I’m really excited about the risk diversification across our portfolio.

Jim, could you just comment a little bit on what the keys to success are in the established markets? We’re having a tough time with that word success, today,.

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 Sure, Bob. Really, in terms of our long-term presence, we recognize that some of our existing markets are not as sexy and dynamic as some of the new markets that we’re moving into. But you have to understand, we’ve been operating in these markets for a long time, and the people that we’ve got on the ground and these other key reasons really allow us to drive a lot of profitable business out of these markets.

We talk about submarket selection. You can’t be all things to all people, so we really look at these markets and we evaluate where are the right opportunities and where are the best opportunities and that’s where we deploy our people and our resources. Typically, we’ll be in three to five submarkets in a given city, and in most of these cities there’s anywhere from eight to 18 different submarkets, so we really do try and pick and choose where we want to be and where we’re going to invest our resources. Local relationships are key. Real estate is a local business.

The people that we have on the ground, the guys that run these businesses that have the relationships to municipalities that allow us to get these TIFs, our construction people that are working with subcontractors to get pricing and service, our leasing guys that are working with our clients and the brokers and prospects in the marketplace, that’s where a lot of the value is really created.

We’ve talked about land positions. When you’ve been in a market a long time, it really allows you to understand what the market drivers are and anticipate the needs and be out in front of the curve and really control the best sites in these markets, particularly as these markets are emerging and shifting. We spend a lot of time and attention in our existing portfolios on what we call complete customer satisfaction. We’ve got some phenomenal ratings. What that really allows us to do is have a renewal percentage of our existing tenants of almost 80%, which is really unheard of in our business, but this process starts at lease signing and move in and it goes all the way through the lease process, just not the six months prior to lease expiration.

So, again, it’s the value of these teams that have been there a long time. And in terms of tenant expansions, you go back to that submarket where we’ve got concentrated assets in a given marketplace. We’ve got an active development machine going in there. We can really accommodate the growing needs of our existing tenants, either within our existing asset base, or the new buildings that we’ll build. So that, combined with a high renewal percentage, really allows us to keep our occupancies. And we’ve got another slide here in a minute, which Bob will put up and show you where some of those across the country.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 I like to say organic growth is the bets kind of growth, because you’re renewing tenants, a lot less expensive in CapEx and FAD and then if they come to us and want to expand, that’s the cherry on the to of the sundae. That organic growth is really what leads us to these new developments. So, with that, just moving into the existing markets, slide 91, just to summarize these, we’re at 95.8% in service on our industrial portfolio, which is a company high. In the Mid-East, we’re at 96.3%, just great numbers.

We have $660 million of development, coming all across our system, as we pointed out earlier, at an average cap rate of 8.8%, which is the spreads we’re talking about here on these cap rates, huge value creation. So just starting at the top here, Jim, let’s talk about Chicago industrial — 93.3% leased, that’s our second-lowest.

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 [Inaudible - microphone inaccessible] and we’ll close on the sale of an asset on Monday and really should finish the year at about 97.5% leased there, which is pretty strong, given the fact that they’ve done another 90 million of development in Chicago.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 And on the office side, 90.9%, that is up significantly.

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 It’s up tremendously. Many of you are aware in the third quarter of 2005 we bought a very large portfolio around the airport, Riverway at O’Hare International. We bought that as a value-add play. Its occupancy was at 82%. It’s a 1.5 million square foot portfolio, so it did bring our average down. The Chicago group, the office group, has moved occupancy a full five percentage point year-to-date and they’re not done yet. They’ve got two more transactions out there, so they really expect to finish the year at about 94, 95% in Chicago office, which given where we started 18 months ago is a major improvement.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Yes, and we’ve really focused our efforts there in that one corridor.

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 Well, we’ve redeployed. If you go back three years ago, we were really too far heavily weighted into the east-west suburbs, which was very heavily into the technology and the communications sector, which obviously was a little volatile. And we’ve really redistributed a lot of our assets and deployed a lot of that capital back into the O’Hare market, which, as you know, many of you have been in and around O’Hare, there’s not a lot of available land there for development. So when you have scarce opportunities to acquire land and develop, you can really start to grow your rent.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Just shifting to Dallas, $104 million of development from Dallas. What’s Mr. Turner got going on down there?

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 Jeff’s built a great team down in Dallas. We get a lot of questions — is the development volume sustainable? The Dallas-Fort Worth area has put up, I think it’s the second or the third largest increase in new jobs this year. Their local economy is doing really well. They have like most of our other cites really taken control of great land positions in the key submarkets. So they’re able to do four to five major distribution centers a year, and they’re able to do a couple of additional suburban office buildings a year. So we look for those guys to be able to continue that kind of volume for the foreseeable future. And based on their occupancies, it’s 97.5% where they’ve built 2 million square feet of industrial space this year, and the office space being 100%, we feel pretty good about that.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Just shifting down to St. Louis, a focus on the 29.1 million of development. Can we get more going then?

 Jim Connor  - Duke Realty Corporation - EVP, Central Region

 Yes, that number is down from what has traditionally been a very strong market for us. The office market has been little slow to recover in St. Louis and we did not do any office development in 2005 or 2006. The good news is it’s slowly but surely gotten better. We’re starting to see some build to suit opportunities. I don’t think you’ll see us build spec down there next year, but I think you’ll see some build to suit opportunity as that market continues to improve. We did do two industrial projects, bulk industry projects and we’re just now starting a third which is a redevelopment project very close to Lambert Airport.

So we’ve got good development volume going on the industrial side. And we really found ourselves a little short on land and we’ve now started a business park, a new park called Premier 370, which is out — those of you who are familiar with St. Louis, the intersection of I-70 and I-370, which is just up the road from two very large parks that we’ve got called Earth City and Riverport, so it’s really a natural growth extension in the market for us in St. Louis. And that park will come online in 2007, so we can tee up some more industrial there.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great. Don, shifting over to you, Cincinnati office, we have a huge investment there in dollars, 91.5% leased. Can you give us a little color on that market and our properties?

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 Well, 2006 has really been a great year for Cincinnati office, and I think maybe a little bit of color might be about the people before we go to the buildings. Kevin Rogus was up here before and he moved to Phoenix earlier this year, and Bob mentioned something about organic growth with tenants, but we really have had some organic growth in leadership there. Dan [Rue], who heads up the office, has been with us for 10 years. He is a dynamic leader and he really showed his colors on the Citicorp deal. He was able to shepherd that 200,000 square foot deal and build upon what Kevin did, and it was really a great deal, 15-year lease with Citicorp. One of the things, then, what Steve Kennedy was talking about, the strength of our teams there, he talked about the TIF. But Citicorp needed to have five parking spaces per thousand, and we had to go in the span of a week and renegotiate the TIF and reengineer the garage, and our team did that.

So that’s really exciting about the people and the products, the land we have in Cincinnati, and that’s in the Blue Ash submarket. If you look up north, we have an emerging market called Centerpoint. It’s in Union Center exit off I-75. It’s a middle ground, really, between northern Cincinnati and southern Dayton. And Centerpoint Four opened up early this year, 100% leased. We had about four tenants in that building, Walgreen’s and a local construction contractor — construction products manufacturer. Took the entire building with two other tenants and it was leased before it was opened, and that’s always nice with a spec project.

So I think to kind of summarize the Cincinnati office market, we’ve really got the right land positions, to echo what Jim was saying. We’re in the Blue Ash submarket, which is very strong. We’re up north in an emerging market that’s shown significant strength and then in a market that we’ve been in for quite some time, due north, up I-71, Mason-Montgomery area, we’re seeing good activity up there and the fundamentals are good there. It’s a great school system. It’s a great school system. It’s on the northeast side of town, so we’re very pleased with our investments there.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great. Over in Columbus, can’t we get to 100% leased on the industrial side?

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 We’re working hard. Last year, we talked about the focus. We had three focuses when we spoke last year and in the industrial market in Columbus, and it’s Rickenbacker, Rickenbacker, Rickenbacker, and as Chris Seger says, you get what you focus on, and we were very fortunate there.

We also had some organic growth. Jim Clark, who heads up that operation, has also been with us 10 years. And what he’s directed is a pretty amazing project. We’ve — with Rickenbacker — we talked about the port strategy, and I think what’s important to communicate to you with Rickenbacker is you’re probably not going to believe me when I tell you that we have oceanfront property in the heartland of America at Columbus, Ohio, but we do. We really do.

If you’ve been out to Norfolk, the Port of Norfolk, and you’ve seen the investment that Maersk has made in terms of container shipping, and they’ve made a tremendously large investment in that port, and you combine it with what the NS has there, Norfolk Southern operations, what Norfolk Southern has at that port with the combination of what Maersk has in their offloading facility that’s being constructed and what they have with their rail system is a direct pipeline to Columbus in the heartland corridor.

They’re going to double-stack all the container ships all the way — double-stack the railcars with container ships all the way to Columbus, all the way right to Rickenbacker, offload at Rickenbacker and that NS intermodal terminal is both an east-west distribution point. So if you’re sitting here in New York, you’re good to get offloaded in Norfolk and then go right to Columbus and then come right back east, as well as to go west to Los Angeles. So it’s a terrific opportunity.

I’ll hit a couple of high points on that to show you it’s not just a strategy, it’s the success of that strategy. Our first campus is a 100-acre campus at Rickenbacker. We’ve got two buildings of 1 million square feet. We’re building them in phases. The first phase is 100% leased to [XL]. We can immediately start construction of the second phase, so it will be a million square foot building. We will have that building either 100% leased end of this year, or, very latest, end of January.

So we’ve started all the entitlement process, all the partnership work, and we’ll have a million square feet of leased property to show for it, and so we’ll get to 100% someday, Bob.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great. Well, back to an earlier question that was asked, if you look at the occupancies we have in Cincinnati and Columbus and then you look at the development pipeline, almost 120 million between those two cities. We have a very strong presence there, and on the office side in Columbus, what makes us so good?

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 Really, two things — the right land and the right people leading the operation. I’ll give you some flavor for what I would call is the year of net absorption. I’ll just tick off some deals for you and I think it will show you the momentum and the success that we’ve had in Columbus this year. We delivered a 130,000 square foot building, corporate headquarters for Lane Bryant, the retailer. That’s where they have their headquarters, in Columbus. Then we just started hitting deals — 120,000 square foot lease signed with Nationwide a week ago at our Tuttle development. Right in the same Tuttle area, 80,000 square feet with Cardinal Health. And then over where Lane Bryant is, a 70,000 square foot lease with McGraw-Hill. And then we just recently inked a 200,000 square foot office build to suit 10-year deal with our partners, The Limited and Georgetown at Easton, and that’s for ADS, Alliance Data Systems, a credit card processing information services company. So when I add those deals up, it’s about 600,000 square feet of new deals this calendar year. And so that’s exciting.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Indianapolis, on the industrial side, we’re 94.9% leased. We have over 20 million square feet of warehouse bulk buildings there. Is that sustainable? And we talked about AllPoints, maybe you can mention what that means to us.

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 Well, we’ve really — we’ve had tremendous success historically in Indianapolis, and we’ve got products that have been repositioned in the sense that we have buildings that — Park 100 — pardon me. Park 100 has been the distribution hub for the last 15 years. And then we’ve moved to Plainfield with Browning, where we have a joint venture there of 760 acres for bulk distribution in the Plainfield market and over 400 acres up in Anson. We’re seeing tremendous growth there in those two submarkets. And the strength on bulk there are some of the dynamics of being on I-70. The Plainfield submarket, where we have a joint venture with Browning, has got the FedEx hub. So all the fundamentals are there. We think because of the highway access, the strength of the Indianapolis market, it’s very sustainable.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Okay, I’m jumping down to Atlanta. These are the only two figures up here that both have eights in front of them, and only $4.3 million of development this year. What’s going on there.

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 Actually, it’s a deeper story and I think it’s actually a pretty compelling story. And this, I think, illustrates not that we’re only a developer but we also are a very good asset manager and leasing company. We do have a giant portfolio, but in Atlanta, on the industrial side, we were the developer of the year in all of Atlanta industrial last year, as voted on by our peers, and we did about $70 million. Now, a lot of that development occurred late in the year, and so we had a tremendous 2005 and we had some completions on that 2005 start work that rolled over into this year.

There is a great deal of activity in the market right now. We think it’s going to be a pretty active spring in terms of leasing and so I think you’ll see that development volume ramp back up in 2007. On the office side, another interesting story. We would be over 90% except for we had two big lease buyouts. From the asset management standpoint, these were actually very good transactions, I think, for the company long term. We generated $4.5 million in lease termination fees and we got $230,000 square feet back from two tenants — $4.5 is a lot of money. It’s effectively the equivalent of delivering two buildings in that market. We backfilled 60,000 feet of that space already, and so what happened was our occupancy dropped from the low 90s to below 85%. It’s back up over 86. I think we’re going to move that occupancy number a point or two every couple of months, but where we’re really focused there is profitable leasing.

We could be back at 90%, but we want to do the right deals, and so we’re really focused on the right amount of capital expenditures, lease term credit quality, and so we’re very focused on the asset management side, because we are quality driven over time. So I think in 2007 you’re going to see much-improved numbers in the Atlanta sector, but with the lease buyout and with some of the construction volume we were recovering from — not recovering from, but working our way through from late last year, I think that sort tells the story for 2006.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 What about the overall macro statistics on the Atlanta industrial market?

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 The Atlanta industrial market was off slightly this year relative to its run rate. So Atlanta is about a 550 million square foot industrial market. Traditionally, absorption has been in the 10 to 15 million square foot range, 2005 was about 13 million feet. This year, it looks like it’s going to be 6 to 7 million feet, so there is position absorption, positive growth, but it’s a little slower this year, and I guess as couple of things I’d do to try to monitor that, is that an overall negative or is that a timing issue? In my mind, it’s more of a timing issue and a big leading indicator we use is showings. We’ve had a lot of showings in the second half of the year, Cushman and CB and some of these guys have a lot of tenant prospects that are looking for 2007 business. And the other thing I’d look at is Dallas and Chicago, especially. If they’re having very active years and my year is off a little bit, I do believe it’s timing. If there’s a big retail company that’s focused on Chicago or Dallas, his Atlanta project may be next yare. So I really believe a lot of this is timing based on the activity we’re seeing, as well as the activity I’m seeing in our business units in Chicago and Dallas.

On the office side, I do want to make this point as well. Atlanta’s office market gets some negative press and what you really have to do is drill down into the submarkets, and a lot of the construction activity that’s going on there is on the in-town markets with the high-rise product. Our two primary submarkets are the northeast, again, out near Sugarloaf, and then on the north-central side of town, out near Alpharetta. That’s where the bulk of the executive housing is.

We’ve had — Alpharetta, the north-central submarket, has led the city in the absorption this year. So we have, again, very well located, very well-priced buildings. We’re working our way through these lease buyouts that we had, but I think the fundamentals in our two submarkets and the fact we lead that market with probably the best properties or the best price, I think, again, we’ll recover fairly quickly.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 And then down in Florida is a completely different story. Tell us a little bit about what’s going on in Florida and particularly rent increases?

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 Florida has been amazing this year. I mean, there’s no subtle way to talk about Florida. Tampa and Orlando, we’re delivering buildings — in Tampa, Highland Oaks, in Orlando, our Millennia project. Both those are 50 to 60% leased before we complete construction and rental rates are growing — we’re getting rents in the neighborhood of 10 to 12% above where we pro formaed them a year ago. The vacancy rates are 5% or less in those submarkets. And the thing that’s driving it is population growth into Florida and then the difficulty in the entitlement process in finding land.

Those are barriers to entry, but we’ve got a great portfolio, great land positions, and our focus is obviously continue to push rents in Florida, but also to find more land and keep the rents growing. And in south Florida, we’re very excited about what’s going on in south Florida. We just closed recently — Chris mentioned the Pembroke Pines retail project. We closed on a 43-acre land parcel that’s going to generate 600,000 square feet of office product, and then we’ve also got another office building at our Sawgrass project. So we’ll break ground on Sawgrass — in March or April, we’ll break ground on the first Pembroke Pines building probably September, October. And we get about a call a week on those. I think if we could come out of the ground, those would be leased already.

Just a short story, I got a call from an Atlanta broker representing a tenant in south Florida and our guy in south Florida on a renewal had pushed the rents from $12 to $16. He was, like, come on, you guys can’t do that. So we do want to be fair to tenants and brokers, but we obviously want to make money. I did some research, and, yes, we pushed the rents, but it was a good value and it was appropriately priced and we took a firm position. But we’re not doing that by ourselves. South Florida is a landlord’s market right now and it’s a very tight market. So we’re excited to be down there. We’re going to bring some products forward.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 And we’re obviously putting our money where our mouth is with 65.2 million in development, central Florida.

 Sam O’Briant  - Duke Realty Corporation - Regional SVP, Southeast Region

 Central Florida, the development is just, as I said, is driven by our Crossroads industrial project, which we’ve just leased 160,000 feet to Owens & Minor and we’ve got three buildings between Highland Oaks and Millennia. We’ve got a big transaction that we have a handshake on in Tampa that will bring one of those buildings to 100% if we get that lease done, and I think we will because the tenant has been very, very agreeable with our efforts there.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great. And I’ll just mention, in the Mid-Atlantic region, Raleigh, we’re 96% leased on both the office and the industrial side. We’re actually higher than that today, 42.1 million of development this year. It’s just been a great story, and we’re actually opening a de novo headquarters building, our North American headquarters building this week in Raleigh and we’re very excited about all the prospects in Raleigh..

So, Don, can you just tell us — Denny alluded a little bit to the Cleveland market exit. Can you just give us some color on what’s going on there?

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 [Inaudible - microphone inaccessible] last December we shared with you the announcement that we were exiting the Cleveland market and that we had three specific goals in that exit. First one was to have an orderly exit and do that over the next 24 to 36 months. Today, we’re 12 months into that. In terms of selling the assets, we wanted to optimize value. That was our second goal.

And, thirdly, we wanted to retain as many of the key associates as we could. Giving you a status update today, we completed the industrial sale earlier this year, all industrial lands, all industrial buildings, at a 30% gross margin. On the office assets, we’re taking the disposition of the office assets into two blocks. His first portfolio has been out to market for a few weeks. We’ll be receiving offers next week, and there’s strong interest in the portfolio.

The second portfolio we’ll be leasing up over the next 12 or so months and be taking out to market towards the end of next year. So kind of look at where we stand today against the goals we set last year, we are exiting the market very orderly, as demonstrated by the industrial disposition. We’ve optimized value with a 30% margin. And then [Dan Kelly] earlier asked me during the break, how are the people doing in the Cleveland market? And we’re on track to retain over 50% of the employees, transferring them to other markets, the key associates. And we’ve got a good leader in place, John Burger, who is managing that transition for us.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Great, thanks, Don. And then Anson.

 Don Hunter  - Duke Realty Corporation - EVP, Mid-East region

 Well, we first announced Anson a little over two years ago, and as we brought that announcement forward, we referenced that it’s a 20-year buildout for a 1,700 acre campus. And we’ve had a lot of good activity this year, very positive things occurring. The first bullet point in the slide references what we talked about earlier in terms of our commitment to industrial Indianapolis being one of the top-five distribution markets, and so we’ve talked about the joint venture there. Anson, of the 1,700 acres, our joint venture with Browning, about 470 acres will be in that joint venture. We’ve started a 630,000 square foot bulk distribution building, which will be delivered later next month, and we’ve got significant activity on it. So those are exciting steps in terms of the vertical development. Shifting down to retail a little bit, you can see that we’ve — on the slide, we’ve closed two outlot sales, to CVS and also to Fifth Third Bank. And then we have a third one under contract — looking at all three of those outlot sales, the margins are exceeding what we targeted, those margins being in the 35 to 40% range.

Then we’ve also sold four acres for mixed-use apartment development, and that development is underway. As you all know, residential slowed a bit throughout the country. We’ve experienced a little bit of that here with Anson, but we are making good progress. We’ve finalized the land sale for a national builder to do a 54-acre townhome development. And then I think we can move to the next slide, Bob.

One of the things I should have referenced early on at the top of this slide is we completed all the major infrastructure development. All the major roads are in. The entitlements have been completed. [Tax] incremental financing agreements are all in place. And then, as we move forward into 2007, single-family residential infrastructure for section one will be competed. We’re finalizing negotiations for a homebuilder for phase one of the single-family homes. And then that should begin late first quarter ‘07.

And then, lastly, in terms of information on this particular slide, we’ve seen very strong interest on the retail side from big box retailers and we’re very optimistic about actual development beginning on the big box retail first quarter of ‘07.

 Bob Chapman  - Duke Realty Corporation - SVP, Real Estate Operations

 Yes, the key point here is we’re pretty much on schedule with what we laid out a couple of years ago on this very big, large project. So, with that, before Denny comes up and tell us about 2007 and beyond, questions for our panelists, me, about markets?

Guess we answered them all. Well, they’ll be around at lunch, too, if you really want to have them. Thanks, guys. Denny?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Thanks, Bob. Thanks, everyone. Just before we move on to sort of a summary and where we go from here, we’ve talked a lot today about all of our new opportunities and development and growth strategies, but I think we’d be remiss if we didn’t at least mention all the operating teams that we have in our existing markets. We operate over 110 million square feet that’s in service today, and, as you can see, those occupancy numbers don’t lie. When we’re at about 70 million square feet of industrial product that’s 96% leased, the office product at 92%, again, when you consider some of the items in the office portfolio that were mentioned today, we feel very, very good about that. And it just continues to prove that our teams are tremendous operators. Every year, we go out and do a tenant survey, a tenant satisfaction survey and by an outside, independent source, to review how we’re doing. And we consistently rank in the very top percentage of property management and leasing firms around the country.

So, again, that’s a key part of our business. We don’t want you to take that for granted. We’re just here today to talk more about all of our plans for growth. And so let me move to there and talk a little bit about 2007 and beyond. First of all, let me talk a little bit about our guidance of FFO per share. As you know, on our third-quarter conference call at the end of October, we talked about our 2006 full-year guidance of FFO per share of $2.42 to $2.45. Today, we’d like to reaffirm that guidance. As we move through the fourth quarter, we really feel very comfortable with that.

And just one thing to point out is obviously the flex transaction sale towards the end of 2005 was a very big transaction for us, but it was also a disposing of 14 million square feet of our property that was producing income for us. When we look back at 2005, and if you took that transaction and restated it back as of the 1st of 2005, our FFO per share for ‘05 would have been about $2.25. So when you look at the midpoint of our remaining guidance of around $2.43 this year, we look at that as an over 8% growth this year. So back on the growth track.

And then, also, on the third quarter conference call, we provided you our initial 2007 FFO per share guidance of $2.58 to $2.72, and then yesterday we made an announcement that we are revising that guidance and increasing that to $2.62 to $2.76. So when you look at the midpoint of the growth range from 2006 to 2007, we’re in double-digit growth ranges at 10.4%. And the reason for the change, it really relates to the accretive nature of the convertible debt transaction that we just completed this quarter.

So we’re not going to go through too much detail. I’m going to say a couple things on the guidance here, but we have included in the back of your package the typical detail that we provide with our range of estimates and a few explanations. So if you have further questions on that, you can always contact us and of course talk to Shona or Randy Henry, and I did fail to mention that Randy Henry and our investor relations group is not here today because he fell ill, so he’s — but he will be available for you all to talk to.

So just a couple of points on the 2007 guidance. It’s really driven by first of all just a moderate increase in our revenue from the rental operations, and what that is comprised of, we do have an increase in some rental operation revenue, net revenue, from the health rental properties that are going into service and being leased next year, but that’s partially offset, obviously, by the joint venture on the Washington, DC, portfolio.

We’re now selling 70% of that venture, so we’ll only own 30% of that next year, and this year we owned 100% of it for a good part of the year. And then, really, the focus, the driving factors in our growth are the increase in our health for development gains, health for sale development gains, and that’s really driven by a lot of things that we’re talking about here today and our focus on the new development.

We also have some increased earnings in 2007 from the land sales, and that’s really through actively managing that land inventory that Sam talked about before. So we’re very pleased with where we are and the things that we’ve been talking about and how they’re translating into obviously growth in FFO per share. Now, just to look at some of our goals for 2007 and beyond, we want to continue to increase our development pipeline in all areas of the business.

We’re going to ramp up new markets. Again, we talked a year ago about the new markets we were entering, and I think if you look at the success we’ve had with the markets that have been talked about today, Phoenix, Houston, Washington, DC, and Savannah, if you look at those cities that we just started in the last year, in 2007 those cities combined are going to produce over $250 million of new development opportunities going forward. So we’re very thrilled about that and you can see from what we’ve said today that we can get those new markets ramped up relatively quickly.

We want to focus on growing the healthcare group in the post-Bremner acquisition. As Chris talked about today and we’ve had a lot of discussion on the healthcare group and the healthcare business, we’re very excited about that business. We see tremendous opportunities. The combination of the Bremner organization with Duke is going to allow us to really accelerate the growth in that area. We’ve got continuing opportunities in our existing markets. As the panel and Bob just talked about, over 60% of our development is coming from the existing markets that we operate in, so that’s over 600 million in 2006. We’ll continue to grow and maintain the significant development volume in the retail joint venture.

We’ve got two projects underway that were mentioned earlier in Scranton and in Pembroke in south Florida. The group — Chris and his group are in discussion with the Anderson folks n some other land site opportunities and we intend to continue to grow that piece of the business. And then, also, expansion of the national group opportunities. As we said, we just started that piece of the business about two years ago and it’s already grown to 10% of our business. Chris talked about the Procter & Gamble development that we’re doing out in Iowa. We just see tremendous success with all contacts that we have with our major customers in our existing markets.

So, on this, we have a goal to exceed $1.2 billion of development starts next year, in 2007, and we feel very good about our opportunities to do that. We want to continue geographic expansion. We talked about this earlier and Mark asked me how many markets we could get into. I was just focusing on 2007, we really think we can enter two new markets in the Western region. Kevin’s got his eye on a lot of things out there right now and has plans for that.

We talked about expanding our Mid-Atlantic presence with the Winkler Group in the DC area now, in our Washington, DC, office. We can leverage that platform and we think there’s some good bulk distribution opportunities out in the Mid-Atlantic region and opportunities for our Washington, DC, office to expand their presence on the office side. Talked a lot about Texas today. Again, Austin and San Antonio are targets for us and we feel very good about opportunities there.

We want to continue to expand the fund and joint venture opportunities. We — it’s our intent to establish some type of a fund for the healthcare properties. We talked a little bit about that. We think that that’s a tremendous opportunity. That product type is very conducive to institutional investors and we’ll be moving on that as we can complete the projects that are under development in the healthcare group now.

We’re going to strategically use joint ventures for land holdings. We talked about the Rickenbacker joint venture and the AllPoints joint venture in Indianapolis. We found those very useful to us to expand the reach of our land holdings to get a hold of land that we might not otherwise be able to get a hold of. And then we’ll evaluate additional office and industrial opportunities. We’re finding now in our development pipeline that we’re seeing a lot of build to suit industrial products that are all over the country, some in our existing markets but many through the national development group. And we’re going to take a look at doing some joint ventures on those properties going forward.

And then we’ll continue to use strategic acquisitions. Much as we did with the Washington, DC, acquisition this year, we’ll look at opportunities to enter new markets through acquisitions of existing companies or portfolios, as we did in Savannah when we acquired the portfolio at the Port of Savannah. We’ll look for other opportunities at port cities. And then we will continue to focus on our balance sheet management. We’ve had tremendous success with that. We continue on the path of maintaining our BBB-plus rating and it’s fully our intent to maintain that, but we will strategically take advantage of opportunities on the balance sheet and make sure we have capacity to grow.

So, just in summary, if you look back where we were a year ago at this presentation, we’d had a few flat years of growth in FFO per share from changing some of the operating strategies we had, from disposing of some of the assets we didn’t want and 2006 is really back into growth mode. We’ve generated record new development starts of over 1.1 billion this year, and we’re very proud of that.

And then we’ve really executed on our strategic objectives. We focused on the development process. We’ve grown that profitable piece of the business. We focused on new market expansion and we’ve been very successful there and we’ve also focused on the product type expansion through the healthcare and the lifestyle center and we feel very good about those pieces of the business.

So looking at 2007 and beyond, a lot of the initiatives that we’ve been talking about over the last couple of years are really starting to pay off in the form of growth and FFO per share and these strategic initiatives will continue to drive growth obviously in ‘07 and beyond.

And we believe, again, as we sit here today and celebrate our 20th anniversary of listing on the New York Stock Exchange, we believe that we’ve proven that we have a long-term strategy to continue value creation for all of our shareholders.

So we want to thank you again for all of your support and for all those many years, and now we’ll just open it up for some questions in general on anything we’ve covered today or other questions that you have before we go to lunch.

 QUESTION AND ANSWER

Unidentified Audience Member

 A quick question — flip to the back a little bit quicker. On the land gains, seemed pretty significant next year. Can you highlight or give us some guidance in terms of what percentage of that number is going to be opportunistic land gains versus maybe parcels in markets that you’re looking to perhaps pull back exposure on?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 For the most, those are going to be opportunistic land sale gains, and the good news is we feel very comfortable with that number, because we have a couple of transactions that are already in process that we think are going to generate a fair portion of that land sale gains that are fairly well down the road but won’t close until next year. It’s very few issues of getting out of a particular market or downsizing a plan. We think there’s going to be grant opportunities to take advantage of strategically of selling some land.

Unidentified Audience Member

 [Inaudible question - microphone inaccessible]

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 No, no.

Unidentified Audience Member

 Denny, maybe you can talk a little bit about the development pipeline. At 1.2 billion, you’ve used a lot of joint ventures to augment that development pipeline. What would your share be of that 1.2 billion.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, we’ve included that in our analyst package as of September 30th. We put that information in there since that pipeline is growing so much to reflect that. And, as I recall, the $1.3 billion pipeline of in-process stuff that we had at the end of September, about 300 million of that I think is related to joint venture partners. But, obviously, some of that is going away now with our announced acquisition of the Bremner Healthcare Real Estate Group. That will now be 100% on our balance sheet. The main development joint ventures that we’ll have now are through the retail lifestyle center development and through the two industrial project joint ventures in Indianapolis and Columbus.

Unidentified Audience Member

 So of the 1.2 billion of starts for next year, your ownership of that would be much higher than it would have been in the starts for ‘06?

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 That’s correct.

Unidentified Audience Member

 And then thinking about the gains in the back of the presentation, there was a comment that most of the gains would be back-end loaded into the fourth quarter, at last looking back at the supplemental from last quarter it seemed that you had about 200 million of sales anticipated in the first and second quarter of ‘07. And I think the number was about 100 million that’s currently sitting on the books for sale, so I was just trying to reconcile that versus most of the gains being talked about in the fourth quarter, and whether there was some lag or you’re holding them for longer. I just wanted to get a little bit of clarification on that.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, when we look at the gains that we’re projecting for 2007, the good news is that a good portion of those projects are already under construction. They’re leased, they’re in the pipeline. We don’t have a lot of new things that we need to start to get to that. And I can’t specifically answer on that, Michael, but as we’ve looked through and looked at the specific projects and when their completion dates are going to be and then how long we think it’ll take us to sell them after those completion dates, we just wanted to give you some guidance that those were going to be hitting later in the year.

Unidentified Audience Member

 And then the last question is, you talk about a 16% tax rate for next year, which is obviously going to boost up your FFO contribution. How can you have that tax rate going forward? Is there other planning that you can do, or would you expect that to ramp up to more that 30-35% level as you move out to 2008, 2009, and 2010.

 Denny Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, traditionally, on that held for sale portfolio, we haven’t been very aggressive from a tax point of view. We’ve just sold those projects and taken the cash and paid the taxes. But we decided as that gets to be more and more a part of our business, we ought to strategically evaluate that and look at other opportunities to at least defer some of that tax. So we are doing that, and we believe we can do that through creative joint venture structures that we may maintain a small ownership piece of those projects for a certain period of time and be able to reduce our effective tax rate on that.

So I can’t tell you exactly what it’s going to be going forward, but I can tell you that we will look at transactions that are tax efficient for us and it is our goal to be on a consistent basis below that 35 or 40% tax rate.

Okay, anything else?

Okay, thanks, everyone. We can just stay here and they’re going to serve lunch, and Dr. Linneman has joined us and he’ll be up to talk here in just a little bit.

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